Execution Version – Exhibit 2.1

PURCHASE AND SALE AGREEMENT
by and between
PECOS OIL & GAS, LLC
as Seller,
and
RILEY EXPLORATION - PERMIAN, LLC,
as Purchaser

Dated as of February 22, 2023

Execution Version – Exhibit 2.1

TABLE OF CONTENTS
i

Execution Version – Exhibit 2.1

Execution Version – Exhibit 2.1

Execution Version – Exhibit 2.1

EXHIBITS:
Exhibit A    Assets
Exhibit A-1    Leases
Exhibit A-2    Wells
Exhibit A-3    Rights of Way
Exhibit A-4    Realty Interests
Exhibit A-5    Future Locations
Exhibit A-6    Inventory
Exhibit A-7    Vehicles
Exhibit A-8    Mineral Interests
Exhibit B    Forms of Conveyances
Exhibit B-1    Form of Recordable Conveyance
Exhibit B-2    Form of Omnibus Conveyance
Exhibit C    Form of Letter in Lieu
Exhibit D    Form of Closing Certificates
Exhibit D-1    Form of Seller Closing Certificate
Exhibit D-2    Form of Purchaser Closing Certificate
Exhibit E    Form of Resignation of Operator
Exhibit F    Form of Transition Services Agreement
Exhibit G    Form of Standstill Agreement

SCHEDULES:
Schedule 1.1(a)    Designated Area
Schedule 1.1(b)    Excluded Assets
Schedule 1.1(c)    Seller Knowledge Persons
Schedule 1.1(d)    Subject Formations
Schedule 2.4(g)(vi)    Purchaser Benefit Operations
Schedule 2.8    Allocated Values
Schedule 4.4    No Conflicts
Schedule 4.6    Litigation
Schedule 4.8    Taxes
Schedule 4.9    Compliance with Laws
Schedule 4.10(a)    Material Contracts
Schedule 4.10(b)    Certain Material Contract Matters
Schedule 4.11    Consents and Preferential Rights
Schedule 4.12    Outstanding Capital Commitments
Schedule 4.13    Payment Matters
Schedule 4.14    Imbalances
Schedule 4.15    Wells
Schedule 4.16    Credit Support
Schedule 4.18    Environmental Matters
Schedule 7.2    Operation of Business
Schedule 9.2(i)    Standstill Agreement Individuals
Schedule 11.2    Termination Provisions
Schedule PC    Property Costs
Schedule PE    Permitted Encumbrances

Execution Version – Exhibit 2.1

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of February 22, 2023 (“Execution Date”), by and between Pecos Oil & Gas, LLC, a Delaware limited liability company (“Seller”), and Riley Exploration - Permian, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, those certain interests in oil and gas properties, rights and related assets that are defined and described as “Assets” herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:
Article 1
DEFINITIONS
Section 1.aCertain Definitions. As used herein:
“AAA” means the American Arbitration Association.
“Accounting Principles” is defined in Section 2.5(a).
“Accounting Referee” is defined in Section 2.6(b).
“Adjusted Purchase Price” is defined in Section 2.2(a).
“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
“Agreement” is defined in the introductory paragraph hereof.
“Allocated Value” means, with respect to the Subject Formation as to each Lease, Well and Future Location set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Lease, Well or Future Location, as such amount shall be increased or decreased by the portion of each applicable adjustment to the Unadjusted Purchase Price under Section 2.4(a).
“Allocation” is defined in Section 2.8.
“Alternative Financing” has the meaning set forth in Section 7.15(c).
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipt, New Mexico compensating and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

Execution Version – Exhibit 2.1

“Assets” means all of Seller’s right, title and interest in and to the following (but reserving unto Seller and expressly excluding from the “Assets” any and all Excluded Assets):
(a)all Hydrocarbon leases, overriding leasehold royalties, leasehold reversionary interests, leasehold net profit interests, leasehold production payments, royalties, and other leasehold interests payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases, in each case, located within the Designated Area, including those described on Exhibit A-1 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage attributable to or allocated to all or part of any Leases, together with any and all tenements, hereditaments, and appurtenances arising out of or derived from or belonging to any of the Leases or lands;
(b)any and all Hydrocarbon, water, CO2, injection, disposal (including salt water disposal) or other wells located on, under or within the lands allocated to the Leases, Mineral Interests or Units, including those described on Exhibit A-2 (the “Wells”), in each case whether producing, non-producing, shut-in, or permanently or temporarily Plugged and Abandoned;
(c)all fee minerals, mineral servitudes and any other similar interests in, or right to produce Hydrocarbons and minerals in place, in each case, located within the Designated Area, including those described on Exhibit A-8 (the “Mineral Interests”), together with any Royalties in the Mineral Interests;
(d)all rights and interests in, under or derived from all spacing, production sharing, production allocation, communitization, unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Mineral Interests or Wells and the units created thereby (the “Units” and, together with the Leases, Wells and Mineral Interests, the “Oil and Gas Properties”);
(e)all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbons inventories including all oil, condensate, and scrubber liquids, and ethane, propane, iso-butane, nor-butane, and gasoline inventories of Seller from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time (the economic transfer of which as of the Effective Time shall be made by a financial adjustment pursuant to Section 2.4(f) and the physical transfer of which shall occur on the Closing Date);
(f)all easements, Permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface, in each case to the extent appurtenant to the Oil and Gas Properties, including the interests described on Exhibit A-3 (the “Rights of Way”);
(g)all fee surface interests or other surface rights described on Exhibit A-4 (the “Realty Interests”);
(h)all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, computer servers, computer hardware, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, Well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets and Well equipment (both surface and subsurface) located within the lands burdened by or allocated to the Leases or that are used primarily in connection with the ownership or operation of the Oil and Gas Properties or the production,

Execution Version – Exhibit 2.1

transportation or processing of Hydrocarbons produced from the Oil and Gas Properties, including those described on Exhibit A-6 (the “Equipment”);
(i)all contracts, agreements, and instruments that are binding on the other Assets, or that relate to the ownership or operation of the other Assets (but in each case only to the extent applicable to the Assets), including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts in which Seller acquired interests in any other Assets, gathering, treating and transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements, but excluding any contracts, agreements, and instruments included within clauses (i) or (n) of the definition of “Excluded Assets” or any Lease or instrument constituting Seller’s chain of title to the Oil and Gas Properties, Rights of Way or Realty Interests (subject to such exclusion, the “Contracts”);
(j)all franchises, licenses, Permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the Assets not described in this subsection (j), or the ownership or operation thereof;
(k)subject to Section 7.13, originals (or copies if originals are not available) of the Records that relate to the Assets and are in the possession of Seller or any Affiliates;
(l)to the extent assignable, the vehicles owned and/or leased by Seller or its Third Party operator and set forth on Exhibit A-7 (the “Vehicles”);
(m)all rights to reimbursement for pre-Effective Time Property Costs, costs and expenses for which the Unadjusted Purchase Price is increased pursuant to Section 2.4(g)(v);
(n)all geological, geophysical and other seismic data and information relating to the Oil and Gas Properties to the extent such data and information is transferable without penalty or payment to any Third Party, or if transferable with penalty or payment to any Third Party, for which Purchaser has paid or agreed in writing to pay such penalties or payments; and
(o)subject to Section 7.6, all rights, claims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the Assumed Obligations) to the extent attributable to (i) the other Assets insofar as initially accruing from and after the Effective Time, or (ii) any of the Assumed Obligations.
“Assumed Obligations” is defined in Section 12.1.
“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.
“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

Execution Version – Exhibit 2.1

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.
“Casualty Loss” is defined in Section 7.6.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Claim Notice” is defined in Section 12.6(b).
“Closing” is defined in Section 9.1.
“Closing Date” is defined in Section 9.1.
“Closing Payment” means the amount of cash consideration payable by Purchaser to Seller at the Closing, which shall be an amount equal to the remainder of (a) Seller’s estimate of the Adjusted Purchase Price as determined pursuant to Section 2.6(a) minus (b) the Deposit minus (c) the Defect Escrow Amount (if any).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commitment Letter” has the meaning set forth in Section 5.9(a).
“Confidentiality Agreement” means that certain Confidentiality Information Agreement dated as of July 7, 2022 by and between Seller and Riley Exploration Permian, Inc., as amended from time to time.
“Consent” means any consent, approval, authorizations or permit of, or filing with or notification to, any Governmental Authorities or any other Person which is required to be obtained, made or complied with, or otherwise applicable to, for or in connection with the sale, assignment or transfer of any Assets, in each case, in connection with the transactions contemplated by this Agreement and other Transaction Documents.
“Contracts” is defined in subsection (i) of the definition of “Assets.”
“Conveyances” is defined in Section 9.2(b).
“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.
“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.
“Cure Deadline” means the date that is ninety (90) days after the Closing Date.
“Customary Consent” means any Consent from any Governmental Authority for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of interests similar to the Assets.
“Cut-Off Date” means the date of the twelve (12) month anniversary of the Closing Date.
“Damages” means any actual loss, cost, cost of settlement, damage, expense, claim, award or judgment incurred or suffered by any Person, whether attributable to personal injury or

Execution Version – Exhibit 2.1

death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to the applicable matters, and the costs of investigation or monitoring of such matters; provided, however, that “Damages” shall not include any damage waived, released or restricted under Section 13.12.
“Defect” means any Environmental Defect or Title Defect.
“Defect Amount” is defined in Section 3.2(d).
“Defect Deadline” is defined in Section 3.2(a).
“Defect Deductible” means an amount equal to two and one quarter percent (2.25%) of the Unadjusted Purchase Price.
“Defect Escrow Amount” means (a) the aggregate Defect Amount with respect to all alleged Title Defects that were timely and properly asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline which Seller has elected to cure or which are the subject of a dispute (including any dispute as to whether Seller has cured, in whole or in part, such asserted Title Defects), plus (b) the Defect Amount with respect to all alleged Environmental Defects that were timely and properly asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline and that are the subject of a dispute, minus (c) the Defect Deductible.
“Defect Notice” is defined in Section 3.2(a).
“Defect Referee” is defined in Section 3.2(i)(i).
“Defensible Title” means that aggregate record and/or beneficial title of Seller in and to, the Leases, Wells and Future Locations set forth on Exhibit A-1, Exhibit A-2 and Exhibit A-5, as applicable, that, as of the Closing Date and subject to and except for Permitted Encumbrances:
(p)as to the applicable Subject Formation, entitles Seller to receive a Net Revenue Interest as to Hydrocarbons not less than the Net Revenue Interest percentage shown for such Subject Formation as to such Lease, Well or Future Location in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable; except (i) any decreases in connection with those operations in which Seller may elect after the Execution Date, in accordance with the terms of this Agreement, to be a non-consenting co-owner in accordance with the terms hereof, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units in accordance with the terms hereof, (iv) any decreases required to allow other Working Interest owners to make up or settle Imbalances, or (v) as otherwise stated in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable;
(q)as to the applicable Subject Formation, obligates Seller to bear a Working Interest no greater than the Working Interest shown for such Subject Formation as to such Well or Future Location in Exhibit A-2 or Exhibit A-5, as applicable, except (i) as stated in Exhibit A-2 or Exhibit A-5, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (iii) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest in such Subject Formation;

Execution Version – Exhibit 2.1

(r)as to the applicable Subject Formation, with respect to each Lease identified on Exhibit A-1, entitles Seller to receive the number of Net Acres not less than the Net Acres shown for such Subject Formation as to such Lease in Exhibit A-1; and
(s)is free and clear of Liens.
“Deposit” is defined in Section 2.3(a).
“Deposit Deadline” is defined in Section 2.3(a).
“Designated Area” means the area outlined and set forth in Schedule 1.1(a).
“Direct Claim” is defined in Section 12.6(g).
“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures or otherwise relate to or are referenced in any of the representations or warranties of Seller set forth in Article 4.
“Dispute” is defined in Section 13.3(a).
“DTPA” is defined in Section 13.13.
“Effective Time” means 12:01 a.m. Central Time on January 1, 2023.
“Environmental Defect” means any violation of any Environmental Laws with respect to the Assets or any condition (including any Release of Hazardous Substances) that presently requires (or if known or disclosed would presently require) Remediation under applicable Environmental Laws and the costs thereof are chargeable to Seller’s Working Interest in an Asset; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) the presence or absence of NORM (except to the extent such presence constitutes a current violation of Environmental Law), (b) Plugging and Abandonment obligations or liabilities (except to the extent constituting a current violation of Environmental Law), (c) the flaring of natural gas or other gaseous Hydrocarbons (except to the extent constituting a current violation of Environmental Law), (d) any condition, matter, Release or Environmental Liability disclosed in Schedule 4.18, or (e) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) except with respect to equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or disclosed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of Environmental Law.
“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (regarding exposure to Hazardous Substances), in each case as amended in effect on or prior to the Closing Date, and all similar Laws in effect on or prior to the Closing Date of any Governmental Authority addressing (a) pollution or pollution control; (b) public or worker health and safety (regarding exposure to Hazardous Substances) or protection of natural

Execution Version – Exhibit 2.1

resources, the environment, biological resources; or (c) the disposal or Release or threat of Release of Hazardous Substances.
“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of Assets.
“Environmental Referee” is defined in Section 3.2(i)(i).
“Equipment” is defined in subsection (h) of the definition of “Assets.”
“Escrow Account” means the account established pursuant to the Escrow Agreement.
“Escrow Agent” means Wilmington Trust, National Association.
“Escrow Agreement” means that certain Escrow Agreement among the Parties and the Escrow Agent, as such may be amended, supplemented or replaced from time to time.
“Exchange” is defined in Section 10.4.
“Excluded Assets” means:
(t)all right, title and interest to the properties (including personal property) and any other assets described on Schedule 1.1(b);
(u)all right, title and interest to the properties (including personal property) and assets not specifically described or included in the definition of “Assets”;
(v)the Excluded Records;
(w)Assets excluded from this Agreement pursuant to Section 7.4 or Section 7.5;
(x)to the extent that they do not relate to Assumed Obligations for which Purchaser is providing indemnification hereunder and except as provided for in Section 2.7, all trade credits, accounts, receivables and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, but excluding in each case the Suspense Funds or any other amounts for which the Unadjusted Purchase Price is adjusted upwards pursuant to Section 2.4;
(y)all personal property of Seller or any Affiliates of Seller that is not expressly included within the definition of “Assets,” including all computer servers, computer hardware, phones, cellular phones, radios and similar equipment and property (except Seller-owned SCADA equipment);
(z)to the extent that they do not relate to the Assumed Obligations for which Purchaser is providing indemnification hereunder, and except for those described in clauses (i) or (n) of the definition of “Assets”, all indemnity rights, rights under any

Execution Version – Exhibit 2.1

Contracts and all claims of Seller or any Affiliate of Seller against any Third Party to the extent related or attributable to, periods on or prior to the Effective Time (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify any member of the Purchaser Group under Article 12 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);
(aa)Except to the extent expressly set forth in clause (n) of the definition of “Assets”, all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;
(ab)any offices, office leases, and any personal property (other than the Records) located in or on such offices or offices leases;
(ac)all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time except (i) proceeds from such Hydrocarbons for which the Adjusted Purchase Price is adjusted under Section 2.4(f)(iii) and (ii) the Hydrocarbons expressly identified in subpart (e) of the definition of “Assets” and as otherwise provided for in Section 2.7;
(ad)any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any Tax period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes of Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion thereof) ending prior to the Effective Time;
(ae)subject to Section 7.6 and except to the extent relating to any Assumed Obligations for which Purchaser is providing indemnification hereunder, all claims, rights and interests of Seller or any Affiliates of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument or (iii) as to any condemnation proceeds or awards arising from acts, omissions or events prior to the Effective Time;
(af)except to the extent related to the Assumed Obligations for which Purchaser is providing indemnification hereunder, all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Seller is, in whole or in part, entitled to receive under Section 2.4;
(ag)whether or not relating to the Assets, master service agreements, procurement agreements, engineering and procurement contracts or similar service contracts and any work orders thereunder or relating thereto;
(ah)all Third Party COPAS overhead payments owed or payable to Seller attributable to any periods of time prior to Closing; and
(ai)all Hedges.

Execution Version – Exhibit 2.1

“Excluded Records” means any and all:
(a)copies of any records and information that Seller is entitled to copy hereunder (including under Section 7.13);
(b)corporate, financial, Income Tax, and legal data of Seller that relate primarily to Seller’s business generally (whether or not relating to the Assets or Excluded Assets), or to businesses of Seller and any Affiliate of Seller other than the exploration and production of Hydrocarbons;
(c)data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;
(d)legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions, title run sheets, title abstracts and other title documents or instruments covering the Oil and Gas Properties;
(e)data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of Seller or any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;
(f)all employee and personnel files;
(g)any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Oil and Gas Properties, and any Hydrocarbon or other pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, in each case whether prepared by Seller, its Affiliates, or any Third Parties;
(h)data and records to the extent relating to the other Excluded Assets; and
(i)emails and electronic correspondence.
“Execution Date” is defined in the introductory paragraph hereof.
“Final Settlement Date” is defined in Section 2.6(b).
“Financing” has the meaning set forth in Section 5.9(a).
“Financing Commitment” has the meaning set forth in Section 5.9(a).
“Financing Related Parties” means the Financing Sources and other lenders, note purchasers or other debt financing providers from time to time party to agreements related to the Financing, their Affiliates and their Affiliates’ respective officers, directors, employees, representatives, advisors, counsels and consultants and their respective successors and permitted assigns.

Execution Version – Exhibit 2.1

“Financing Sources” means the lenders, note purchasers or other debt financing providers (or any of their Affiliates) party from time to time to the Commitment Letter or the Financing.
“Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 through Section 4.3, Section 4.4(a), Section 4.5 and Section 4.7 (including the corresponding representations and warranties given in the certificates delivered by Seller at Closing pursuant to Section 9.2(f)).
“Future Location(s)” means those future Hydrocarbon wells located on a Lease or lands pooled or unitized therewith within the Designated Area, including those set forth on Exhibit A-5.
“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.
“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, petroleum and petroleum byproducts, asbestos and asbestos containing material, polychlorinated biphenyls, lead, toxic mold and per- and polyfluoroalkyl substances or any other material, substance or waste defined as “hazardous waste,” “hazardous substance,” or “hazardous material” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage, liability or standards of conduct under, any applicable Environmental Law including hazardous substances under CERCLA.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates or the Oil and Gas Properties are bound.
“Holdback Expiration Date” is defined in Section 12.8(a).
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated or attributable to any of the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas

Execution Version – Exhibit 2.1

balancing or similar agreements, processing agreements, and/or gathering or transportation agreements.
“Indemnity Holdback Amount” is defined in Section 12.8(a).
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipts, New Mexico compensating, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.
“Indemnified Person” is defined in Section 12.6(a).
“Indemnifying Party” is defined in Section 12.6(a).
“Individual Defect Threshold” means an amount equal to One Hundred Thousand Dollars ($100,000.00).
“Individual Threshold” means an amount equal to One Hundred Thousand Dollars ($100,000.00).
“Interim Holdback Release Date” is defined in Section 12.8(b).
“Knowledge” means, with respect to Seller, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.1(c), and with respect to Purchaser, the actual conscious knowledge, without any duty or obligation of investigation or inquiry, of Kevin Riley (President) and Philip Riley (Chief Financial Officer).
“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.
“Leases” is defined in subsection (a) of the definition of “Assets.”
“Lien” means any lien, mortgage, pledge, charge, collateral assignment, or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.
“Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the ownership, operation, or financial condition of the Assets as currently operated as of the Execution Date or (b) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include a material adverse effect resulting from (i) general changes in Hydrocarbon or other commodity prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any areas where the Assets are located; (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) Casualty Loss or acts of God, including hurricanes, tornados, meteorological events, and storms; (v) orders, acts, or failures to act of Governmental Authorities; (vi) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) changes in Laws or the Accounting Principles; (ix) effects or

Execution Version – Exhibit 2.1

changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; (x) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action taken by Seller or any Affiliate of Seller with Purchaser’s written consent or that are otherwise permitted or prescribed hereunder; (xii)natural declines in well performance; (xiii) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7; or (xiv) any matters, facts, or disclosures set forth in the Disclosure Schedules, in each case of the exceptions listed in subparts (ii), (v), or (viii) to the extent such exceptions do not disproportionately affect the Assets or Seller, as applicable, as compared to similarly situated properties or owners or operators thereof.
“Material Contract” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any Contract that is one or more of the following types:
(j)Contracts that can reasonably be expected to result in gross revenue or expenditures per fiscal year in excess of One Hundred Thousand Dollars ($100,000.00), net to Seller’s interest or more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate net to Seller’s interest over the term of such agreement;
(k)Contracts with any Affiliate of Seller that will not be terminated on or prior to Closing;
(l)Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties that (i) are not cancellable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on at least ninety (90) days prior written notice, or (ii) obligate Seller by virtue of any material take or pay payment, advance payment, production payment, or other similar material payment (other than Royalties established in any Leases or any such obligations reflected on Exhibit A-1), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;
(m)Contracts of Seller to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Oil and Gas Properties after Closing;
(n)Contracts containing any area of mutual interest agreements or similar provisions;
(o)Contracts that constitute an operating agreement, farmout agreement, farmin agreement, joint development agreement, participation agreement, or similar agreement;
(p)Contracts that constitute a partnership agreement, joint venture agreement or similar Contract other than an operating agreement;
(q)Contracts with any remaining drilling or development obligations on the part of Seller or any drilling contract;
(r)Contracts where the primary purpose thereof is to indemnify another Person (excluding, for the avoidance of doubt, any customary indemnification provision arising pursuant to a purchase and sale agreement or any other similar agreement);

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(s)Contracts that contain any calls on, or options to purchase, quantities of Hydrocarbon production or any drag-along rights, tag-along rights or similar provisions;
(t)any Contract that is a seismic or other geophysical acquisition or sharing agreement or license for which Purchaser will be liable;
(u)Contracts for the gathering, treatment, processing, storage, or transportation of Hydrocarbons that (i) contain guaranteed or minimum throughput, minimum volume, or similar requirements or (ii) that are not cancellable without penalty on ninety (90) days or less prior written notice; and
(v)any amendments to the foregoing.
“Mineral Interests” is defined in subsection (c) of the definition of “Assets”.
“MMBtu” means one million (1,000,000) BTU.
“Net Acres” means as computed separately with respect to the Subject Formation for each Lease on Exhibit A-1, (a) the gross number of mineral acres in the lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands), multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract.  For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).
“Net Revenue Interest” means, with respect to any Lease, Well or Future Location described on Exhibit A-1, Exhibit A-2 and Exhibit A-5, as applicable, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Lease, Well or Future Location, after giving effect to all Royalties.
“Non-Fundamental Representations” means all representations and warranties of Seller set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the certificates delivered by Seller at Closing pursuant to Section 9.2(f)), excepting and excluding any and all Fundamental Representations.
“Non-Recourse Person” is defined in Section 13.11.
“NORM” means naturally occurring radioactive material, radon gas and asbestos.
“Notice” is defined in Section 13.1.
“Oil and Gas Properties” is defined in subsection (c) of the definition of “Assets.”
“Outside Date” is defined in Section 11.1(b).
“Overall Indemnity Cap” is defined in Section 12.4(c).
“Party” or “Parties” is defined in the introductory paragraph hereof.

Execution Version – Exhibit 2.1

“Permits” is defined in Section 4.17.
“Permitted Encumbrances” means any or all of the following:
(w)all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest in the applicable Subject Formation as to any Lease, Well or Future Location set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, below that shown in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Lease, Well or Future Location, (ii) increase Seller’s Working Interest in the applicable Subject Formation as to any Well or Future Location set forth on Exhibit A-2 or Exhibit A-5, as applicable, above that shown in Exhibit A-2 or Exhibit A-5, as applicable, to greater than the Working Interest in the applicable Subject Formation for such Well or Future Location set forth in Exhibit A-2 or Exhibit A-5, as applicable (unless Seller’s Net Revenue Interest with respect to such Well or Future Location, with respect to the Subject Formation for such Well or Future Location, is greater than the Net Revenue Interest for such Well or Future Location as set forth on Exhibit A-2 or Exhibit A-5, as applicable, in the same or greater proportion as such increase in such Working Interest) or (iii) reduce Seller’s Net Acres in the applicable Subject Formation as to any Lease set forth on Exhibit A-1, below that shown on Exhibit A-1 for such Lease, or (iv) materially interfere with the operation or use of any of the Assets (with respect to Wells and Leases, as currently operated and used as of the Effective Time, and, with respect to Future Locations, in connection with the drilling and operation of such Future Location) (clauses (i)-(iv), collectively, a “Reduction in Interest”);
(x)the terms of any Contract described on Schedule 4.10(a), Lease, or Right of Way, including provisions for penalties, suspensions, or forfeitures contained therein, in each case, to the extent such does not result in a Reduction in Interest;
(y)any (i) Preferential Rights, rights of first refusal, preferential rights or similar rights and (ii) Consents to assignment, notice requirements and similar restrictions (including Required Consents);
(z)Liens created under the terms of the Leases, Rights of Way, Realty Interests or Contracts, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, contractor’s or operator’s Liens or construction Liens or Liens created by operation of Law that, in each case, secure amounts or obligations (excluding, for the avoidance of doubt, any obligations relating to Taxes) not yet delinquent (including any amounts being withheld as provided by Law) or that are being contested in good faith by appropriate actions, and if so contested, set forth on Schedule PE;
(aa)Liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith and, if so contested, are identified on Schedule PE;
(ab)Except to the extent triggered prior to the Closing Date, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(ac)any easement, right of way, covenant, servitude, Permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like

Execution Version – Exhibit 2.1

purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent such does not result in a Reduction in Interest;
(ad)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;
(ae)rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation for each Well set forth on Exhibit A-2, or (ii) common owner of any interest in Rights of Way or Realty Interests currently held by Seller and such common owner as tenants in common or through common ownership or by contract; provided that such rights do not result in a Reduction in Interest;
(af)calls on production under Contracts set forth on Schedule 4.10(a), provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;
(ag)(i) failure of records of any Governmental Authority to reflect Seller as the owner of any Asset; provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property conveyance or other records of the applicable county or (ii) delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Property to Seller or any predecessor in title to Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(ah)failure to record the instruments evidencing the conveyance of title to any Asset to Seller from its immediate predecessor in title in the real property, conveyance or other records of the applicable county, provided that Seller is reflected as the owner of such Asset in the records of the applicable Governmental Authority;
(ai)any other Liens, defects, burdens or irregularities which are based on (i) a lack of information in Seller’s files or of record, (ii) references to any document if a copy of such document is not in Seller’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years, in each case, unless Purchaser provides affirmative evidence of a Third Party’s superior claim to title;
(aj)lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well, Future Location or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, pooling or operating agreements, unit designations, or production or drilling units not yet obtained, formed, or created;

Execution Version – Exhibit 2.1

(ak)any Liens, defects, irregularities, or other matters (i) set forth on Schedule PE, (ii) solely with respect to Seller’s special warranty of Defensible Title set forth in the Conveyances, that (x) individually exceed the Individual Defect Threshold, (y) collectively, together with any other Defects asserted in a Defect Notice exceed the Defect Deductible, and (z) Purchaser has knowledge of on or prior to the Defect Deadline and failed to timely assert in a valid Defect Notice, or (iii) that are expressly waived (or deemed to have been waived), cured, assumed, bonded, indemnified for, or otherwise discharged at or prior to Closing;
(al)the terms and conditions of this Agreement, or any other Transaction Document;
(am)defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset;
(an)(i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interests or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Assets unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;
(ao)Defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent such Well (i) has been permitted by the applicable Governmental Authority or (ii) allocates Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production; or
(ap)any Liens, irregularities or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement.
“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Phase I” is defined in Section 7.1(a).
“Phase II” is defined in Section 7.1(a).
“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any

Execution Version – Exhibit 2.1

disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Rights of Way, Realty Interests and Contracts.
“Preferential Rights” means any preferential purchase rights, rights of first refusal, preemptive rights or similar rights held by Third Parties that are triggered or required in connection with the sale of the Assets contemplated hereby.
“Preliminary Settlement Statement” is defined in Section 2.6.
“Property Costs” means all operating expenses (including costs of (1) insurance, (2) rentals, (3) shut-in payments and (4) lease renewals, lease extensions and minimum royalties set forth on Schedule PC) and capital expenditures (including bonuses, broker fees, and other Lease acquisition costs set forth on Schedule PC, costs of drilling and completing Wells, costs of acquiring equipment) incurred in the ownership and operation of the Assets, but excluding (without limitation) any and all obligations and Damages attributable to: (a) title examination, abstracts and Lease acquisition costs attributable to the Assets described on Exhibit A-1, Exhibit A-2, or Exhibit A-5, (b) overhead costs charged to the Assets for which the Unadjusted Purchase Price is increased pursuant to Section 2.4(g)(vi), (c) any Asset Taxes, Income Taxes, and Transfer Taxes, (d) personal injury or death, property damage, or violation of any Law, (e) Plugging and Abandonment, (f) curing or Remediating any Defects asserted by Purchaser, (g) obligations with respect to Imbalances, (h) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (i) claims for improper calculation or payment of royalties, overriding royalties or similar Royalties and burdens based on the deduction of post-production costs or the use of prices received by Seller or a particular reference price, (j) Seller’s indemnification obligations in Section 12.3, and (k) the reparation of any damage to the Assets resulting from a Casualty Loss.
“Purchaser” is defined in the introductory paragraph hereof.
“Purchaser Benefit Operations” means the operations described on Schedule 2.4(g)(vi), whether such operations are conducted prior to, at or after the Effective Time.
“Purchaser Group” is defined in Section 12.3.
“Purchaser’s Representatives” is defined in Section 7.1(a).
“Realty Interests” is defined in subsection (g) of the definition of “Assets.”
“Reasonable Documentation” means with respect to any Defect asserted by Purchaser, as applicable:
(aq)A copy of any available title opinion or landman’s title report describing the asserted Title Defect;
(ar)A copy of the relevant document to the extent the alleged Defect is a document;
(as)The deed preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in Seller’s chain of title;

Execution Version – Exhibit 2.1

(at)A copy of the document creating or evidencing the Lien or encumbrance, to the extent the basis of the alleged Defect is a Lien or encumbrance;
(au)A copy of the Phase I (or if applicable, Phase II) relied upon by Purchaser describing the Environmental Defect, to the extent the alleged Defect is an Environmental Defect; or
(av)Any other documents reasonably necessary for Seller and any Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) and relied upon by Purchaser to verify and confirm the existence of and Defect Amount with respect to such alleged Defect.
“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) relating to the Assets, including (a) electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions, and other title information (including abstracts, evidences of rental payments, maps, surveys, title opinions, title curative documents and data sheets), hazard data, surveys, production records, engineering files, geological records and environmental records, (b) correspondence, (c) operations, production and accounting records, and (d) facility and well records, but excluding, however, in each case, the Excluded Records.
“Reduction in Interest” is defined in the definition of “Permitted Encumbrances”.
“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.
“Remediate” means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required or allowed under applicable Environmental Laws to cure or remove a Release or a violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems to the extent permitted by Environmental Laws. The term “Remediation” shall have its correlative meaning.
“Required Amount” has the meaning set forth in Section 5.9(b).
“Required Consent” means any Consent that (a) the holder thereof expressly denies in writing or otherwise disputes in writing the validity of the notice requesting the consent or approval under the Consent or (b) expressly provides in the applicable instrument that the sale or transfer of such Asset without compliance with the terms of any such instrument would (i) result in the express termination of all rights in relation to such Asset, (ii) give the holder of such Consent the right to cause the assignment of the Assets affected thereby to be void or voidable or (iii) results in liquidated damages; provided, however, “Required Consent” shall not include (A) any Consent that cannot be unreasonably withheld, conditioned or delayed unless such Consent otherwise implicates subclause (a) or (b) and (B) any other Customary Consents.
“Rights of Way” is defined in subsection (f) of the definition of “Assets.”
“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary

Execution Version – Exhibit 2.1

interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties (but, excluding for the avoidance of doubt, any Taxes).
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Seller” is defined in the introductory paragraph hereof.
“Seller Group” is defined in Section 12.2.
“Seller Taxes” means (a) Income Taxes imposed on Seller or any of its direct owners or Affiliates, (b) Asset Taxes allocable to Seller pursuant to Section 10.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4 or Section 2.6, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 10.1(c)), (c) Taxes attributable to the Excluded Assets, and (d) any Taxes (other than Asset Taxes and any other Taxes described in clauses (a) or (c) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Time.
“Settlement Price” means, (a) in the case of gaseous Hydrocarbons, $4.75/MMBtu, and (b) in the case of crude oil, $75.08/Barrel and (c) in the case of in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $19.92/Barrel, as applicable.
“ShareFile” means that certain ShareFile maintained by Purchaser at *.
“Specified Cap” is defined in Section 12.4(c).
“Specified Liabilities” means, with respect to Seller, any Damages, obligations or liabilities related to or arising out of any of the following:
(aw)death or physical injury related to or arising out of Seller’s or its Affiliates’ ownership or operation of the Assets occurring prior to the Closing Date;
(ax)claims made by Seller’s or its Affiliates’ employees directly relating to such employment performed with respect to the Assets prior to the Closing Date;
(ay)offsite transport or disposal, or arrangement for transport or disposal by or on behalf of Seller or its Affiliates as operator of any Hazardous Substances from the Assets that occurred prior to the Closing Date;
(az)the failure to pay, underpayment, or incorrect payment of any and all Royalties and any other Working Interest amounts with respect to any of the Oil and Gas Properties in each case that are due by Seller or any of its Affiliates (or any Third Party payor remitting amounts on behalf of Seller or its Affiliates) and attributable to Seller’s ownership of the Assets prior to the Effective Time;
(ba)the matters set forth on Schedule 4.6 or which should have been set forth on such Schedule;

Execution Version – Exhibit 2.1

(bb)any Third Party claims that are determined to be arising out of and to the extent attributable to the Seller’s or its Affiliates’ gross negligence or willful misconduct with respect to the Assets prior to the Closing Date;
(bc)The Excluded Assets directly relating or having a nexus to the Assets to the extent and only to the extent attributable to Seller’s period of ownership as to periods prior to the Closing Date;
(bd)any governmental fines or penalties imposed on Seller or its Affiliates to the extent attributable to Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Closing Date (but excluding, for the avoidance of doubt, any governmental fines or penalties arising under Environmental Laws); and
(be)Seller Taxes.
“Specified Representations” is defined in Section 3.1(a).
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Straddle Period Tax Contest” is defined in Section 10.7.
“Subject Formation” means:
(bf)For each currently completed and producing (or capable of producing) Well with a positive Allocated Value, the depth at which such Well is completed;
(bg)For each Future Location with a positive Allocated Value, the Yeso formation, from the stratigraphic equivalent below the top of the Yeso formation 2,744’MD through to the stratigraphic equivalent above the top of the Abo formation at 4,846’MD; and
(bh)For each Lease with a positive Allocated Value, each of the stratigraphic equivalent of the following depths and formations specifically from the Compton 5 P Federal #4 Well (API# 30-015-41439), each as illustrated in the well log attached on Schedule 1.1(d):
(i)San Andres formation, from the stratigraphic equivalent top of the San Andres formation 1,325’MD through to the stratigraphic equivalent top of the Glorieta formation at 2,688’MD; and
(ii)Yeso formation, from the stratigraphic equivalent top of the Yeso formation 2,744’MD through to the stratigraphic equivalent top of the Abo formation at 4,846’MD;
in each case, subject to any exceptions or exclusions as noted on Exhibit A-1 Exhibit A-2 or Exhibit A-5, as applicable, as to any applicable Lease, Well or Future Location.
“Suspense Funds” means any and all Royalties and other amounts held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds, attributable to sales of Hydrocarbons produced from the Assets.
“Target Closing Date” is defined in Section 9.1.

Execution Version – Exhibit 2.1

“Tax Contest” is defined in Section 10.7.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any taxes, assessments, levies, fees, imposts, duties and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated, or other tax, including any interest, penalty or addition thereto.
“Termination Date” is defined in Section 11.1.
“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.
“Third Party Claim” is defined in Section 12.6(c).
“Title Benefit” means the aggregate beneficial or record title of Seller which, as of the Closing Date:
(a)as to the applicable Subject Formation, entitles Seller to receive a Net Revenue Interest of any Lease, Well or Future Location set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, greater than the Net Revenue Interest shown in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Lease, Well or Future Location, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable;
(b)as to the applicable Subject Formation, obligates Seller to bear a Working Interest with respect to any Well or Future Location set forth on Exhibit A-2 or Exhibit A-5, as applicable, that is less than the “working interest” percentage shown in Exhibit A-2 or Exhibit A-5, as applicable, with respect to such Well or Future Location, to the extent such Working Interest decrease is proportionately greater than any decrease in Seller’s Net Revenue Interest shown on Exhibit A-2 or Exhibit A-5, as applicable, for such Well or Future Location; or
(c)as to the applicable Subject Formation, entitles Seller to receive a number of Net Acres with respect to any Lease set forth on Exhibit A-1 greater than the Net Acres shown in Exhibit A-1.
“Title Benefit Amount” is defined in Section 3.2(e).
“Title Benefit Notice” is defined in Section 3.2(b).
“Title Defect” means any individual Lien, obligation, burden or defect, including a discrepancy in Net Revenue Interest, Working Interest or Net Acres that results in the failure of Seller to have Defensible Title to any individual Lease, Well or Future Location set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) any defect arising out of lack of survey or lack of metes and bounds descriptions unless expressly required by applicable Law;

Execution Version – Exhibit 2.1

(b) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s superior claim of title to the Assets; (c) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s superior claim of title to the Assets; (d) any defect arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession; (e) any defect arising from any Lease having no pooling provision or requiring consent to drill a production sharing well, or an inadequate horizontal pooling provision, except to the extent (1) that any Third Party is holding Seller in suspense as a result of such failure or (2) such is a current violation of a Lease with respect to the affected Wells or Units; (f) any defect that has been cured by possession; (g) defects based on a gap in Sellers’ chain of title unless such gap is affirmatively shown (i) to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents shall, to the extent available, be included in any Defect Notice) and (ii) to result in another party’s superior chain of title; (h) a living person grantee who has not conveyed his interest back into the chain, or a corporation, limited liability company, partnership, or other business entity that has been conveyed an interest but has not conveyed its interest back into the chain, and still exists and is in good standing; (i) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches; (j) any burden or defect arising from prior oil and gas leases that are terminated but are not surrendered or released of record; (k) any defect arising from any change in applicable Law after the Execution Date; (l) any Lien, obligation, burden, defect, or loss of title resulting from Seller’s conduct of business in compliance with Section 7.2 of this Agreement; (m) any Lien, obligation, burden, or defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; (n) any Lien, obligation, burden, or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is shown to exist during the five (5) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Lease, evidence of which shall be included in a Defect Notice; or (o) any Lien, obligation, burden, or defect arising from any Lien created by a mineral owner that has not been subordinated to the lessee’s interest, except to the extent the same is, as of the Execution Date, subject to a proceeding to enforce said Lien; (p) any defects or irregularities in acknowledgements; (q) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent; (r) any defects arising from a lack of power of attorney, unless affirmative evidence shows that such failure or omission results in another party’s superior claim of title to the Assets; (s) any defect arising from the failure of any non-participating royalty owners or non-executive mineral interest owners to ratify a unit or Lease; or (t) any defects or irregularities resulting from Liens, mortgages, deeds of trust or other encumbrances that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation.
“Title Referee” is defined in Section 3.2(i)(i).
“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Confidentiality Agreement, (d) the Transition Services Agreement, (e) the Escrow Agreement and (f) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing or delivered by a Party at Closing.
“Transfer Taxes” is defined in Section 10.2.

Execution Version – Exhibit 2.1

“Transition Services Agreement” means that certain transition services agreement to be executed by Seller and Purchaser as of the Closing Date, substantially in the form attached hereto as Exhibit F.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of Treasury under the Code.
“Unadjusted Purchase Price” is defined in Section 2.2(a).
“Units” is defined in subsection (c) of the definition of “Assets.”
“Vehicles” is defined in subsection (l) of the definition of “Assets.”
“Wells” is defined in subsection (b) of the definition of “Assets.”
“Working Interest” means, with respect to any Well or Future Location, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Well or Future Location required to be borne with respect thereto, but without regard to the effect of any Royalties.
Section 1.bInterpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; and (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person.

Execution Version – Exhibit 2.1

Article 2
PURCHASE AND SALE
Section 1.aPurchase and Sale. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Assets.
Section 1.bPurchase Price.
(i)The purchase price for the Assets shall be Three Hundred Thirty Million Dollars ($330,000,000.00) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).
Section 1.cDeposit.
(i)By the later to occur of: (i) two (2) Business Days following the Execution Date and (ii) one (1) Business Day after the Escrow Account is open and available to receive funds (the “Deposit Deadline”), Purchaser shall deposit with the Escrow Agent an amount equal to ten percent (10%) of the Unadjusted Purchase Price (together with any interest and investment income earned thereon, the “Deposit”) via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement, such Deposit to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement.
(ii)In the event that Closing occurs, then the Deposit will be held in the Escrow Account as the Indemnity Holdback Amount at Closing in accordance with Section 12.8 or shall otherwise be distributed in accordance with the terms of this Agreement and the Escrow Agreement.
(iii)If for any reason this Agreement is terminated in accordance with Section 11.1, then the Deposit shall be disbursed as provided in Schedule 11.2 and the Escrow Agreement.
Section 1.dAdjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:
(i)decreased in accordance with Section 3.2(g) with respect to Defects;
(ii)decreased in accordance with Section 7.4 with respect to Required Consents;
(iii)decreased in accordance with Section 7.5 with respect to any applicable Preferential Rights;
(iv)decreased by the amount of all Suspense Funds, to the extent such funds are not transferred to Purchaser’s control at the Closing;
(v)adjusted for Asset Taxes as follows:
(1)increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 10.1 but paid or otherwise economically borne by Seller; and
(2)decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 10.1 but paid or otherwise economically borne by Purchaser;

Execution Version – Exhibit 2.1

(vi)adjusted for Imbalances, Hydrocarbon inventory and Hydrocarbons in storage, in each case, as of the Effective Time as follows:
(1)decreased by the aggregate amount owed by Seller to Third Parties for Imbalances attributable to periods prior to the Effective Time (on the basis of the applicable Settlement Price);
(2)increased by the aggregate amount owed to Seller by Third Parties for Imbalances attributable to periods prior to the Effective Time (on the basis of the applicable Settlement Price); and
(3)increased by the aggregate amount equal to Seller’s share of any Hydrocarbons in tanks or storage facilities produced from or credited to the Oil and Gas Properties as of the Effective Time based upon the quantities in tanks or storage facilities as of the Effective Time as measured by and reflected in Seller’s records multiplied by the applicable Settlement Price;
(vii)without prejudice to any Party’s rights under Article 12, adjusted for proceeds and other income, receivables, Property Costs, and other costs (other than Asset Taxes, Income Taxes and Transfer Taxes) attributable to the Assets as follows:
(1)decreased by an amount equal to the aggregate amount of the following proceeds to the extent received by Seller:
(a)amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period from and after the Effective Time (net of any (1) Royalties paid or paid on behalf of Seller and (2) gathering, processing, and transportation costs paid by or on behalf of Seller in connection with sales of Hydrocarbons); and
(b)other income earned with respect to the Assets that is attributable to periods from and after the Effective Time (provided that for purposes of this Section 2.4(g)(i)(B), no adjustment shall be made for funds received by Seller for the account of any Third Party and to which Seller does not become entitled to or has made a claim with respect thereto prior to the Final Settlement Date);
(2)decreased by an amount equal to the amount of all non-reimbursed Property Costs (other than Purchaser Benefit Operations) attributable to the ownership and operation of any Assets prior to the Effective Time and borne or paid by Purchaser;
(3)increased by an amount equal to the amount of all non-reimbursed Property Costs which are incurred by or on behalf of Seller or any Affiliate of Seller in connection with the ownership and operation of any Assets from and after the Effective Time (including any and all such costs borne by Seller or its Affiliates that are chargeable to the Working Interest of Third Party non-operators with respect to the applicable operations to the extent Seller or any Affiliate of Seller has not been reimbursed for the same);
(4)increased by the amount of all prepaid costs, expenses (including prepaid insurance costs, bonuses, rentals, and cash calls to Third Party operators) incurred or paid by or on behalf of Seller and to the extent attributable to periods from and after the Effective Time;
(5)increased by the amount of all unreimbursed Property Costs, costs and expenses borne or paid by Seller or its Affiliates that are chargeable to the Working Interest of Third Party non-operators of the Assets attributable to periods prior to the Effective Time;

Execution Version – Exhibit 2.1

(6)increased by the amount of all Property Costs and other costs and expenses of Seller and its Affiliates (including any and all such costs borne by Seller or its Affiliates that are chargeable to the Working Interest of Third Party non-operators with respect to the applicable operations) that are incurred in connection with all Purchaser Benefit Operations, which are described on Schedule 2.4(g)(vi), to the extent attributable to periods prior to the Effective Time;
(7)increased by the amount of an overhead reimbursement fee equal to Two Hundred Eighty-Five Thousand Seven Hundred and Fifty Dollars ($285,750.00) per month for each calendar month between the Effective Time and the Closing Date;
(8)increased by the amount set forth on Exhibit A-6 for the tubing and casing inventory listed thereon; and
(9)increased by the amount set forth on Exhibit A-7 for the Vehicles.
Section 1.eProcedures.
(i)The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.4(g) shall be determined in accordance with COPAS and to the extent consistent with COPAS, United States generally accepted accounting principles using the accrual method of accounting, as consistently applied (the “Accounting Principles”).
(ii)All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited or received under this Agreement.
(iii)For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.7, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the pipeline or flowline connecting into the storage facilities into which they are transported from the lands covered by the applicable Oil and Gas Properties, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the Third Party pipeline through which they are transported from such lands and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging or strapping data are not available.
(iv)Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.
(v)After Closing, Seller shall at its election, in its sole discretion, handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable, or any compromise of any audit claims to which Purchaser would be entitled, without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which Seller is partially responsible.
(vi)“Earned” and “incurred,” as used in Section 2.4(g) and Section 2.7, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Execution Version – Exhibit 2.1

Section 1.fClosing Payment and Post-Closing Adjustments.
(i)Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Seller’s good faith estimate of the Adjusted Purchase Price for the Assets as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts and amounts of disbursements that Seller designates and nominates to receive the Closing Payment and (iii) the wiring instructions for all such payments and disbursements. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser may deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Unadjusted Purchase Price at Closing.
(ii)As soon as reasonably practicable after the Closing, but no later than the later of (i) one hundred twenty (120) days following the Closing Date and (ii) five (5) Business Days after the date the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 3.2(i) (the “Final Settlement Date”), Seller shall prepare and deliver to Purchaser a draft final settlement statement, including supporting documentation as reasonably requested by Purchaser, setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment (which Adjusted Purchase Price and calculation shall exclude the Defect Escrow Amount, which shall be maintained and disbursed in accordance with the terms of Section 3.2(i)). Seller shall make reasonable documentation available to support the final figures as requested by Purchaser pursuant to the foregoing sentence. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of Seller’s statement hereunder, Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made in such final settlement statement. Any changes not so specified in such written report shall be deemed waived and Seller’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such report shall prevail. If Purchaser fails to timely deliver a written report to Seller containing changes Purchaser proposes to be made to the final settlement statement, the final settlement statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and, without limiting the application of Section 10.1(c), will be final and binding on the Parties and not subject to further audit or arbitration. Seller may deliver a written report to Purchaser during the same thirty (30) day period reflecting any changes that Seller proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final settlement statement of the Adjusted Purchase Price no later than thirty (30) days following Seller’s receipt of Purchaser’s written report delivered hereunder. In the event that the Parties cannot reach agreement as to the final settlement statement of the Adjusted Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.5 to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.6(b). The Accounting Referee’s determination shall be made within fifteen (15)

Execution Version – Exhibit 2.1

days after submission of the matters in dispute and, without limiting the application of Section 10.1(c), shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4 and shall be limited to selecting either Seller’s position or Purchaser’s position on each disputed amount. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of the Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.5) or penalties to any Party with respect to any matter. The non-prevailing Party (determined in the aggregate) shall pay all costs and expenses (including reasonable attorneys’ fees, the costs associated with each Party presenting its case and the costs and expenses of the Accounting Referee). Within five (5) Business Days after the earlier of (i) the expiration of Purchaser’s thirty (30) day review period without delivery of any written report, and (ii) the date on which the Parties agree (or are deemed to agree) on the final settlement statement or the Accounting Referee finally determines the disputed matters, (A) Purchaser shall pay to Seller the amount by which (1) the Adjusted Purchase Price exceeds (2) the Closing Payment plus the Deposit or (B) Seller shall pay to Purchaser the amount by which (1) the Closing Payment plus the Deposit exceeds (2) the Adjusted Purchase Price, as applicable.
(iii)Purchaser shall assist Seller in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.6(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing.
(iv)All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.
Section 1.gCosts and Revenues.
(i)With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid after the Effective Time:
(1)Except for amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(f)(iii) or otherwise included in the Assets, Seller shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Oil and Gas Properties prior to the Effective Time, whether received prior to, on, or after Closing (other than as provided in clause (e) of the definition of “Assets” and subject to the Cut-Off Date), and to all other income earned with respect to the Assets up to but excluding the Effective Time and received prior to, on or after Closing.
(2)Seller shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs with respect to Seller’s interests in the Assets incurred prior to the Effective Time; provided, however, that Seller’s responsibility for the foregoing shall terminate on the Cut-Off Date.
(3)Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(f)(i), Purchaser shall be entitled to all Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time (and all products and proceeds attributable thereto).

Execution Version – Exhibit 2.1

(4)Purchaser shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) (A) all Property Costs incurred from and after the Effective Time, and (B) all costs described in Section 2.7(a)(ii) once Seller’s responsibility for the same terminates on the Cut-Off Date.
(ii)Without duplication of any adjustments made pursuant to Section 2.4(g), (i) should Purchaser or any Affiliate of Purchaser receive after Closing but before the Cut-Off Date any proceeds or other income to which Seller is entitled under Section 2.7(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller and (ii) should Seller or any Affiliate of Seller receive after Closing but before the Cut-Off Date any proceeds or other income to which Purchaser is entitled under Section 2.7(a), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.
(iii)Without duplication of any adjustments made pursuant to Section 2.4(g), (i) should Purchaser, or any Affiliate of Purchaser, pay after Closing, but before the Cut-Off Date, any Property Costs for which Seller is responsible under Section 2.7(a), Purchaser shall be reimbursed by Seller promptly after Seller’s receipt of Purchaser’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment and (ii) should Seller, or any Affiliate of Seller, pay after Closing, but before the Cut-Off Date, any Property Costs for which Purchaser is responsible under Section 2.7(a), Seller shall be reimbursed by Purchaser promptly after Purchaser’s receipt of Seller’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(iv)Seller shall have no further responsibility for Property Costs incurred with respect to the Assets for which Seller otherwise would be responsible under Section 2.7(a), to the extent such amounts have not been paid on or before the Cut-Off Date. Purchaser shall have no further responsibility for proceeds or other income to which Seller is entitled Section 2.7(a), to the extent such amounts have not been received on or before the Cut-Off Date.
Section 1.hAllocation of Purchase Price. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days after the Cut-Off Date (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, (a) Purchaser and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, and (b) Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060), which Purchaser and Seller shall timely file with the IRS, and neither Seller nor Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that (A) if Seller and Purchaser cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith and (B) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Allocation.
Section 1.iWithholding. Provided that the certification contemplated by Section 9.2(d) is provided by Seller, Purchaser acknowledges and agrees that no deduction or withholding is expected to be imposed under any current applicable Tax Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Execution Version – Exhibit 2.1

Agreement such amounts as are required to be deducted or withheld under any applicable provision of Tax Law; provided, however, that Purchaser shall use commercially reasonable efforts to provide Seller with written notice of its intent to withhold at least five (5) Business Days prior to the time of such deduction or withholding, along with a description of the legal basis therefor, and shall cooperate in good faith with Seller in order to mitigate, reduce, or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
Article 3
TITLE AND ENVIRONMENTAL MATTERS
Section 1.aTitle and Environmental Matters.
(i)Sole and Exclusive Remedies. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser hereby acknowledges and agrees that, subject to and without limiting Seller’s express representations and warranties in Section 4.6, Section 4.10, Section 4.11 and Section 4.18 (collectively, the “Specified Representations”) and the certificates delivered by Seller at Closing with respect to the same, Seller’s indemnity obligations in Article 12 with respect to (i) the Specified Representations and (ii) the Specified Liabilities described in clauses (c) and (h) thereof, and any breach of the special warranty of Defensible Title set forth in the Conveyances (which shall survive in accordance with the terms of Section 3.1(b)), Article 3 sets forth Purchaser’s sole and exclusive remedy against any member of the Seller Group with respect to (A) any Defect, (B) the failure of Seller or any other Person to have title to any of the Assets (whether Defensible Title or otherwise) and (C) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances or any other environmental condition with respect to the Assets.
(ii)Special Warranties of Title in the Conveyances.
(1)The Conveyances delivered at Closing shall contain a special warranty of Defensible Title by Seller whereby Seller warrants Defensible Title to Seller’s right, title and interest in the Leases, Wells and Future Locations set forth on Exhibit A-1, Exhibit A-2 and Exhibit A-5, as applicable, conveyed thereunder unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller and its Affiliates but not otherwise, subject, however, to the Permitted Encumbrances. The special warranty of Defensible Title contained in the Conveyances and this Section 3.1(b) shall be subject to the further limitations and provisions of this Article 3, mutatis mutandis, excluding the Defect Deadline, the Individual Defect Threshold and the Defect Deductible.
(2)As a condition to asserting a valid claim for breach of Seller’s special warranty of Defensible Title set forth in the Conveyances, no later than the date that is twenty-four (24) months after the Closing Date, Purchaser may furnish Seller a Defect Notice meeting the requirements of Section 3.2(a) setting forth any matters that Purchaser asserts as a breach of the special warranty of Defensible Title set forth in the Conveyances. Seller shall have a reasonable opportunity, but not the obligation, to cure prior to the date that is three (3) months after Seller receives written notice of any alleged breach of Seller’s special warranty of Defensible Title asserted by Purchaser pursuant to this Section 3.1(b). Purchaser agrees to reasonably cooperate (without the obligation of Purchaser to expend any monies or undertake any material obligations) with any attempt by Seller to cure any such breach of Seller’s special warranty of Defensible Title. Without limiting Purchaser’s right to indemnification under Article 12 with respect to the Specified Representations, Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Conveyances

Execution Version – Exhibit 2.1

for which Seller has not received on or before 5:00 p.m. Houston, Texas time on the date that is twenty-four (24) months after the Closing Date a valid Defect Notice that satisfies the requirements set forth in Section 3.2(a).
(3)For purposes of the special warranties of Defensible Title contained in the Conveyances, the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranties of Defensible Title contained in the Conveyances shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Unadjusted Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title contained in the Conveyances, as applicable, as a Title Defect prior to Closing pursuant to Section 3.2, in each case without taking into account the Individual Defect Threshold and the Defect Deductible.
Section 1.bDefects; Adjustments.
(i)Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect, Purchaser must deliver a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect to Seller on or before 5:00 p.m. Central Time on or before March 24, 2023 (the “Defect Deadline”); provided that Purchaser shall use commercially reasonable efforts to provide to Seller weekly written updates (which may be preliminary in nature and amended or supplemented by a Defect Notice) that describe any alleged Defects identified by or on behalf of Purchaser or Purchaser’s Representatives during the prior calendar week; provided that the failure to deliver any such preliminary notice shall not affect Purchaser’s right to assert Title Defects at any time prior to the Defect Deadline. In order to be a valid Defect Notice as to each alleged Defect, each such notice shall be in writing and shall include:
(1)a description of the alleged Defect;
(2)the Asset subject to such alleged Defect;
(3)the Allocated Value of the Asset subject to such alleged Defect;
(4)Purchaser’s good faith estimate of the Defect Amount attributable to such alleged Defect and the computations and information upon which Purchaser’s estimate is based;
(5)all Reasonable Documentation in Purchaser’s or Purchaser’s Representatives’ possession or reasonable control and relied upon by Purchaser in Purchaser’s assertion and claim of such alleged Defect; and
(6)with respect to any alleged Environmental Defect, if applicable, reference to the applicable Environmental Laws that Purchaser alleges have been violated or that Purchaser believes require Remediation with respect to the applicable Assets as of the Effective Time.
SUBJECT TO SELLER’S SPECIFIED REPRESENTATIONS AND THE CERTIFICATES DELIVERED BY SELLER AT CLOSING WITH RESPECT TO THE SAME, SELLER’S INDEMNITY OBLIGATIONS IN ARTICLE 12 WITH RESPECT TO (I) THE SPECIFIED REPRESENTATIONS AND (II) THE SPECIFIED LIABILITIES DESCRIBED IN CLAUSES (C) AND (H) THEREOF, AND PURCHASER’S RIGHTS HEREUNDER WITH RESPECT TO BREACHES OF THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND

Execution Version – Exhibit 2.1

RELEASE, ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A DEFECT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(a).
(ii)Notice of Title Benefits. Should Seller discover any Title Benefit at any time on or prior to the Defect Deadline, Seller shall promptly, but in no event later than the Defect Deadline, deliver to Purchaser a written notice (each a “Title Benefit Notice”) including:
(1)a description of the alleged Title Benefit;
(2)the Lease, Well or Future Location and the Subject Formation(s) subject to such alleged Title Benefit;
(3)the Allocated Value of the Well, Lease or Future Location subject to such alleged Title Benefit;
(4)Seller’s good faith reasonable estimate of the Title Benefit Amount attributable to such alleged Title Benefit and the computations and information upon which Seller’s estimate is based;
(5)supporting documents reasonably necessary for Purchaser and the Defect Referee (as well as any title attorney or examiner hired by Purchaser) to verify or investigate the existence of the alleged Title Benefit; and
(6)SELLER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT SENT TO PURCHASER ON OR BEFORE THE DEFECT DEADLINE A VALID NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(B).
(iii)Seller’s Defect Election.
(1)In the event that any Title Defect asserted by Purchaser in accordance with Section 3.2(a) is not waived by Purchaser or cured by Closing, Seller shall have the right, but not the obligation, to elect, exercisable by providing notice to Purchaser no later than two (2) Business Days prior to Closing, to cure any Title Defects at any time prior to the end of the Cure Deadline and the Unadjusted Purchase Price at Closing shall, subject to the limitations set forth in Section 3.2(f), be reduced by the Defect Amount(s) of such Title Defects in accordance with this Section 3.2(c), which Defect Amount(s) will become part of the Defect Escrow Amount pursuant to Section 3.2(i). During the period of time from Closing to the expiration of the Cure Deadline, Purchaser agrees to afford Seller and its representatives reasonable access, during normal business hours, to the Oil and Gas Properties, Future Locations and all Records in Purchaser’s or any of its Affiliates’ possession or control in order to facilitate Seller’s attempt to cure any such Title Defects; provided that the indemnity provisions in Section 7.1(b) shall apply to Seller mutatis mutandis. An election by Seller pursuant to this Section 3.2(c) to attempt to cure a Title Defect shall be without prejudice to its rights under Section 3.2(i) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect(s).

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(2)Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect before the Closing. Seller’s attempt to cure an Environmental Defect shall be without prejudice to its other rights under Section 3.2(i) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to Remediate, the alleged Environmental Defect. At Closing, the Unadjusted Purchase Price shall, subject to the limitations set forth in Section 3.2(f), be reduced by the Defect Amount(s) attributable to any Environmental Defects that are the subject of a dispute at Closing in accordance with Section 3.2(i), which Defect Amount(s) will become part of the Defect Escrow Amount pursuant to Section 3.2(i).
(iv)Defect Amounts. The diminution of value of an Asset attributable to any valid Defect (the “Defect Amount”) as to the applicable Asset affected by such Defect shall be determined as follows:
(1)if Purchaser and Seller agree on the Defect Amount as to an Asset, that amount shall be the Defect Amount;
(2)if a Title Defect is a Lien that is undisputed and liquidated in amount, then the Defect Amount with respect to the applicable Lease, Well or Future Location shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Lease, Well or Future Location;
(3)if a Title Defect as to the Subject Formation affecting any Lease, Well or Future Location represents a negative discrepancy between (A) the actual Net Revenue Interest for the Subject Formation as to such Lease, Well or Future Location and (B) the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Subject Formation as to such Lease, Well or Future Location, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation as to such Lease, Well or Future Location multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Subject Formation as to such Lease, Well or Future Location minus (b) the actual Net Revenue Interest as to the Subject Formation as to such Lease, Well or Future Location, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for the Subject Formation as to such Lease, Well or Future Location; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for the Subject Formation as to such Lease, Well or Future Location throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only;
(4)if a Title Defect as to the Subject Formation affecting any Lease represents a negative discrepancy between (A) the actual number of Net Acres for the Subject Formation as to such Lease and (B) the number of Net Acres stated on Exhibit A-1 for such Subject Formation as to such Lease, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation as to such Lease multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the number of Net Acres stated on Exhibit A-1 for such Subject Formation as to such Lease minus (b) the actual number of Net Acres as to the Subject Formation as to such Lease, and the denominator of which is (y) the number of Net Acres stated on Exhibit A-1 for the Subject Formation as to such Lease; provided that if the Title Defect does not affect the number of Net Acres stated on Exhibit A-1 for the Subject Formation as to such Lease throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iv) shall be reduced to take into account the applicable time period only;

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(5)if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Subject Formation as to a Lease, Well or Future Location of a type not described in Section 3.2(d)(i) through Section 3.2(d)(iv), the Defect Amount shall be determined by taking into account the Allocated Value of the Lease, Well or Future Location so affected, the portion of Seller’s interest in the Subject Formation as to such Lease, Well or Future Location affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the Subject Formation as to such Lease, Well or Future Location, the values placed upon the Title Defect by Purchaser and Seller, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Seller’s Working Interest, and such other factors as are necessary to make an evaluation and determination of such value;
(6)if a Defect is an Environmental Defect, the Defect Amount shall be equal to the estimated cost to Remediate the Asset subject to such Environmental Defect in the lowest-cost manner reasonably available, consistent with applicable Environmental Laws taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) may be the lowest-cost manner reasonably available, if such responses are appropriate and allowed under Environmental Laws, and, where applicable, to the satisfaction of the applicable Governmental Authorities; provided, however, such Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities), and (C) overhead costs of Purchaser or its Affiliates, and (D) any Remediation costs, fees or expenses charged or chargeable solely to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect;
(7)the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and
(8)notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to Title Defects with respect to each Lease, Well or Future Location shall not exceed the Allocated Value of the same (after giving effect to any applicable adjustments due to prior Defects).
(v)Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:
(1)if a Title Benefit applicable to any Subject Formation as to any Lease, Well or Future Location represents a positive discrepancy between (A) the actual Net Revenue Interest for such Subject Formation as to such Lease, Well or Future Location and (B) the Net Revenue Interest percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Subject Formation as to such Lease, Well or Future Location, then the Title Benefit Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation as to such Lease, Well or Future Location multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the actual Net Revenue Interest of such Subject Formation as to such Lease, Well or Future Location minus (b) the Net Revenue Interest percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Subject Formation as to such Lease, Well or Future Location, and the denominator of which is (y) the Net Revenue Interest percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Subject

Execution Version – Exhibit 2.1

Formation as to such Lease, Well or Future Location; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, for such Subject Formation as to such Lease, Well or Future Location throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only;
(2)if a Title Benefit applicable to any Subject Formation as to any Lease represents a positive discrepancy between (A) the actual number of Net Acres for such Subject Formation as to such Lease and (B) the number of Net Acres stated on Exhibit A-1 for such Subject Formation as to such Lease, then the Title Benefit Amount shall be equal to the product of (1) the Allocated Value of such Subject Formation as to such Lease multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the actual number of Net Acres of such Subject Formation as to such Lease minus (b) the number of Net Acres stated on Exhibit A-1 for such Subject Formation as to such Lease, and the denominator of which is (y) the number of Net Acres stated on Exhibit A-1, for such Subject Formation as to such Lease; provided that if the Title Benefit does not affect the number of Net Acres stated on Exhibit A-1 for such Subject Formation as to such Lease throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(ii) shall be reduced to take into account the applicable time period only; and
(3)if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i) and Section 3.2(e)(ii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Lease, Well or Future Location so affected, the portion of Seller’s interest in the Lease, Well or Future Location affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Lease, Well or Future Location, the values placed upon the Title Benefit by Purchaser and Seller and such other factors as are necessary to make an evaluation and determination of such value.
(vi)Individual Defect Threshold and Defect Deductibles. Notwithstanding anything to the contrary in this Agreement:
(1)There shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any finally determined or agreed Defect as to any Asset to the extent the finally determined or agreed Defect Amount for such Defect as to such Asset is less than the Individual Defect Threshold (it being agreed that the Individual Defect Threshold represents a threshold and not a deductible); and
(2)With respect to all valid and finally determined or agreed Defects with respect to an Asset where the finally determined or agreed Defect Amount thereof exceeds the Individual Defect Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 3.2(g) with respect to any and all such Defects unless and until the aggregate of all finally determined or agreed Defect Amounts with respect thereto exceeds the Defect Deductible and then only to the extent such aggregate amount exceeds the Defect Deductible (it being the intention of the Parties that the Defect Deductible represents a deductible and not a threshold).
(3)Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether or not any Defect meets the Individual Defect Threshold, the Defect Amount for the applicable Defect shall be considered to be, to the extent a single Defect relates to more than one Asset, or more than one Subject Formation within a single Asset, the aggregate of the Defect Amount(s) attributable to such Asset(s) affected by such Defect. The Parties agree that for purposes of calculating the Individual Defect Threshold, if an Environmental Defect is not a physical condition (e.g. soil or groundwater contamination) but affects multiple Oil and Gas Properties (e.g. failure to obtain the same type of permits or prepare

Execution Version – Exhibit 2.1

and file the same type of plans or reports (including spill, prevention, control, and countermeasure plans) required by Environmental Laws), then the Defect Amounts associated with such Environmental Defect that is common across multiple Oil and Gas Properties may be aggregated for purposes of meeting the Individual Defect Threshold.
(vii)Sole and Exclusive Remedies for Defects. Subject to Section 3.2(i) and Article 12 (as limited by Section 3.1(a)) and Seller’s right to cure any Defects and/or dispute the existence of a Defect and the Defect Amount asserted with respect thereto set forth in Section 3.2(c) and Section 3.2(i), in the event that any valid Defect is not waived in writing by Purchaser or is not cured or Remediated by Seller on or prior to the Closing Date, then subject to satisfaction of the Individual Defect Threshold and Defect Deductible pursuant to Section 3.2(f) and Section 3.2(c), all Assets subject to any Defects shall be conveyed to Purchaser at Closing and the Unadjusted Purchase Price shall be decreased by the sum of (x) the aggregate Defect Amounts attributable to all such finally determined or agreed Defects hereunder (but only to the extent such aggregate sum with respect to such Defects exceeds the Defect Deductible, it being the intention of the Parties that the Defect Deductible constitutes a deductible and not a threshold) minus (y) the aggregate finally determined or agreed Title Benefit Amounts attributable to all such finally determined or agreed Title Benefits hereunder.
(viii)Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, the sole and exclusive remedy of Seller with respect to all finally determined or agreed Title Benefit Amounts attributable to all finally determined or agreed Title Benefits shall be to offset the amount of all finally determined or agreed Defect Amounts for purposes of calculating the downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.2(g).
(ix)Disputed Defects.
(1)Seller and Purchaser shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure thereof). If Seller and Purchaser are unable to agree on the validity and determination of any Title Benefit, Title Benefit Amount, Defect or Defect Amount (or the cure thereof) prior to Closing, then Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent at Closing to be held pursuant to the terms hereof and the terms of the Escrow Agreement and the affected Asset(s) subject to such Defects shall nonetheless be conveyed to Purchaser at Closing. If Seller and Purchaser are unable to agree on the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts by the Cure Deadline, then, subject to Section 3.2(d), Section 3.2(f) and Section 3.2(g), all such disputed interpretations and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Defects, and Defect Amounts shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the ten (10) Business Day period following the Cure Deadline, (A) disputes as to the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts shall be submitted to a neutral title attorney with at least ten (10) years’ experience in oil and gas titles in the state of New Mexico and mutually acceptable to Seller and Purchaser, or absent such agreement during the ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Title Referee”) and (B) disputes with respect to Environmental Defects shall be submitted to a neutral nationally recognized independent environmental consulting firm or environmental attorney mutually acceptable to Seller and Purchaser or, absent such agreement during the ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). The Defect Referee shall not have worked as an employee or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

Execution Version – Exhibit 2.1

(2)Within ten (10) Business Days after the selection of the applicable Defect Referee, the Parties shall provide to such Defect Referee only the documents and materials described in this Section 3.2(i)(ii), as applicable (it being the intention of the Parties that any Party submitting a Defect Notice or Title Benefit Notice shall only be able to submit to the applicable Defect Referee the information, reports, opinions and materials included with or provided as part of such Defect Notice or Title Benefit Notice):
(a)each Defect Notice and all documentation provided therewith with respect to each disputed Defect;
(b)each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;
(c)such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Defect or the Defect Amount assigned thereto by Purchaser in any Defect Notice, together with Seller’s good faith estimate of the Defect Amount, if any, with respect to each such disputed Defect;
(d)such evidence as Purchaser deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto by Seller in any Title Benefit Notice, together with Purchaser’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit; and
(e)this Article 3, Exhibit A-1, Exhibit A-2, Exhibit A-5 and Schedule 2.8, together with any definitions of terms used in this Article 3 and such Exhibits and Schedule, but no other provisions of this Agreement.
(3)The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The applicable Defect Referee’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, Purchaser may not submit any evidence, records, materials, data or information that was not included in a valid Defect Notice delivered to Seller by the Defect Deadline. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers and environmental consultants.
(4)In rendering his or her award, the applicable Defect Referee shall be limited to selecting either Seller’s position or Purchaser’s position on each of the disputed Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Article 3 or any disputed Title Benefits, Title Benefit Amounts, Defect or Defect Amount and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 13.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 and any and all specific disputed Title Benefit Amounts, Defects or Defect Amount submitted by any Party and may not award any damages, interest, or penalties to any Party with respect to any matter. The non-prevailing Party (determined in the aggregate) shall pay all costs and expenses (including reasonable attorneys’ fees, the costs associated with each

Execution Version – Exhibit 2.1

Party presenting its case and the costs and expenses of the Defect Referee and/or Environmental Referee, as applicable).
(5)From time to time after the Closing Date, to the extent the Parties have mutually agreed on any disputed Title Benefit and Title Benefit Amount with respect thereto and/or any Defect and Defect Amount with respect thereto (or the cure thereof), or such disputed Title Benefit and Title Benefit Amount with respect thereto and/or any Defect and Defect Amount with respect thereto (or the cure thereof) has been finally determined by a Defect Referee, then, no later than three (3) Business Days after the date of such agreement or determination, the Parties shall deliver joint written instructions directing the Escrow Agent to disburse from the Escrow Account the Defect Escrow Amount with respect thereto to the Party entitled to such amount pursuant to the terms of this Agreement, together with any interest accrued on such amount under the terms of the Escrow Agreement.
Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the provisions of this Article 4 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, Seller represents and warrants to Purchaser on the Execution Date and the Closing Date the matters set out in this Article 4.
Section 1.aExistence and Qualification. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state where it is formed (as set forth in the introductory paragraph) and, except where the failure to do so does not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where the Assets are located and those other states where it is required to be so qualified.
Section 1.bPower. Seller has the limited liability company power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 1.cAuthorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all Transaction Documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 1.dNo Conflicts. Except as set forth on Schedule 4.4 and Permitted Encumbrances, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby shall not (a) violate any provision of any Governing Documents of Seller, (b) result in the creation of any Lien on the Assets, (c) result in material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which Seller or the Assets are bound (which shall not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder),

Execution Version – Exhibit 2.1

(d) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (e) violate any Laws applicable to Seller, except in each case of the foregoing clauses (c) through (e) for any matters that do not result in a Material Adverse Effect.
Section 1.eBrokers’ Fees. Neither Seller nor its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement for which Purchaser or any Affiliate of Purchaser shall have any responsibility.
Section 1.fLitigation. Except as set forth on Schedule 4.6, and except with respect to Environmental Laws and Environmental Liabilities, which are addressed in Article 3 and Section 4.18, as of the Execution Date, there are no litigation, arbitration, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Seller or any of its Affiliates (or to Seller’s Knowledge, any Third Party operator) and/or to the Knowledge of Seller, any investigations conducted by any Governmental Authority, in each case (i) relating to any Asset or Seller’s ownership or operation thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby or (b) to Seller’s Knowledge, threatened in writing by any Third Party or Governmental Authority against Seller (i) relating to any Asset or Seller’s ownership thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby.
Section 1.gBankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened in writing against, Seller.
Section 1.hTaxes. Except as set forth on Schedule 4.8, (a) all material Asset Taxes that have become due and payable have been timely paid in full, (b) all material Tax Returns with respect to Asset Taxes required to be filed have been timely filed and such Tax Returns are true, complete and correct in all material respects, (c) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, (d) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been threatened, (e) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax, and (f) none of the Assets are subject to levies or assessments for unclaimed property under applicable escheat or unclaimed property Laws. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.8 are the only representations and warranties in this Agreement with respect to Tax matters.
Section 1.iCompliance with Laws. Except as set forth on Schedule 4.9 and except with respect to Environmental Laws and Environmental Liabilities, which are solely addressed in Article 3 and Section 4.18, Seller’s ownership and, as applicable, operation (and to Seller’s Knowledge, each Third Party operator of any Asset’s operation) of the Assets is not in material violation of any applicable Laws.
Section 1.jMaterial Contracts.
(i)Schedule 4.10(a) sets forth a complete and accurate list of all Material Contracts as of the Execution Date.

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(ii)Except as set forth on Schedule 4.10(b), neither Seller nor any Affiliate of Seller, nor to Seller’s Knowledge any other Person party to a Material Contract, has received from any other party to a Material Contract any written notice of any material default or material breach thereof or termination or intention to terminate any Material Contract that remains unresolved and/or uncured as of the Execution Date.
(iii)Complete and accurate copies of all Material Contracts set forth on Schedule 4.10(b) have been made available to Purchaser prior to the Execution Date.
Section 1.kConsents and Preferential Rights. Except as set forth on Schedule 4.11, (a) there are no Required Consents required to be obtained, made, or complied with for or in connection with the sale, assignment, or transfer of any Asset as contemplated by this Agreement and (b) there are no Preferential Rights applicable to the sale of Assets by Seller as contemplated by this Agreement.
Section 1.lOutstanding Capital Commitments. Except as set forth on Schedule 4.12, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract that are binding on Seller or the Oil and Gas Properties and that Seller reasonably anticipates will individually require expenditures in excess of One Hundred Thousand Dollars ($100,000.00) (net to Seller’s Working Interests in such Oil and Gas Properties) (the “AFEs”) by the owner of the Oil and Gas Properties attributable to periods on or after the Effective Time.
Section 1.mPayment Matters. Except as set forth on Schedule 4.13,
(i)to Seller’s Knowledge, Seller is not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.
(ii)except for Suspense Funds, to Seller’s Knowledge, all Royalties payable by Seller, and any other similar burdens on production due by Seller under or with respect to the Assets and Hydrocarbons produced therefrom or attributable thereto, have been properly and timely paid in all material respects.
(iii)with respect to the Oil and Gas Properties that are in pay status, to Seller’s Knowledge, no share of proceeds to which Seller is entitled from or in connection with the sale of Hydrocarbons produced from such Oil and Gas Properties is currently (i) being held in suspense by the applicable operator or payor (excluding any instances where such amounts are being held in suspense solely in anticipation of receiving executed division orders) or (ii) incorrectly netted or paid to any Third Party or other Person.
Section 1.nImbalances. As of the Execution Date, Schedule 4.14 sets forth (i) all of Seller’s material Imbalances and associated material penalties attributable to the Assets that are operated by Seller or its Affiliates, and (ii) to Seller’s Knowledge, all Imbalances and associated penalties attributable to the Assets that are not operated by Seller or its Affiliates, in each case as of the date set forth on Schedule 4.14.
Section 1.oWells. Except as described on Schedule 4.15, to the Knowledge of Seller, and other than Wells that have been Plugged and Abandoned in accordance with all applicable Laws, there are no dry holes, or shut in or otherwise inactive wells that are located on the Leases or the units that (a) Seller or an Affiliate of Seller is currently obligated by applicable Law to Plug and Abandon or (b) have been Plugged and Abandoned but have not been plugged in

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accordance with all applicable requirements of each regulatory authority having jurisdiction over the Assets.
Section 1.pCredit Support. Schedule 4.16 is a complete and accurate list of all Credit Support provided by or on behalf of Seller or its Affiliates in support of the obligations of Seller or its Affiliates related to the ownership or operation of the Assets.
Section 1.qPermits. Seller possesses all permits, licenses, registrations, orders, approvals, variances, franchises, exemptions, certificates, waivers and other authorizations (the “Permits”) required to be obtained from any Governmental Authority that are material for the ownership or operation of the Assets. There exists no material default under any Permit by Seller or to Seller’s Knowledge, by any other Person, and no event has occurred that upon receipt of notice or lapse of time or both would constitute any material default under any such Permit.
Section 1.rEnvironmental Matters. Except as disclosed in Schedule 4.18, (a) there is no material action, suit or proceeding pending or, to Seller’s Knowledge, threatened by any Person against the Assets or Seller relating to Seller’s ownership or operation of the Assets under any Environmental Law; and (b) Seller has not received written notice of any actual or alleged material violation of, material noncompliance with, or material liability under, any Environmental Law related to the Assets.
Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date the following:
Section 1.aExistence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formed (as set forth in the introductory paragraph) and is duly qualified and in good standing to carry on its business in states where the Assets are located and those other states where it is required to be so qualified.
Section 1.bPower. Purchaser has the limited liability company power to enter into and perform its obligations under this Agreement, the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 1.cAuthorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing shall be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 1.dNo Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, shall not (a) violate any provision of any Governing Documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both)

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or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser.
Section 1.eConsents, Approvals or Waivers. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party.
Section 1.fDefense Production Act. Purchaser is not a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170, and the regulations promulgated thereunder, 31 C.F.R. Part 800.
Section 1.gLitigation. As of the Execution Date, there are no investigations, litigation, arbitration, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s Knowledge, threatened in writing by any Third Party or Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby.
Section 1.hBankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).
Section 1.iFinancing.
(i)As of the date hereof, Purchaser has delivered to Seller a complete true and correct copy of an executed debt commitment letter from the Financing Sources party thereto dated as of the date hereof (including all exhibits, schedules and annexes thereto, the “Commitment Letter” and the commitments under the Commitment Letter, the “Financing Commitment”), pursuant to which the Financing Sources party thereto have committed to purchase notes from Purchaser and/or provide loans to the Purchaser in each case in the amounts set forth therein, subject to the terms, conditions, and limitations thereof and for the purposes set forth therein (the “Financing”). As of the Execution Date, the Commitment Letter is in full force and effect and, except as permitted by Section 7.15, has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated (other than customary amendments to add or replace lenders, lead arrangers, bookrunners, syndication agents, or similar entities who have not executed the Commitment Letter as of the date hereof). Purchaser has fully paid or has caused to be fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the Execution Date. As of the date hereof, the Commitment Letter is a legal, valid, and binding obligation of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Purchaser on the terms therein, and there are no other conditions related to the funding of the full amount of the Financing. There are no other agreements, side letters, or arrangements relating to the Financing Commitment that would reasonably be expected to adversely affect the conditionality of the Financing other than as

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expressly set forth in the Commitment Letter. Assuming the conditions precedent described in Section 8.2 will be satisfied at Closing, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other parties thereto, under the Commitment Letter.
(ii)As of the date hereof, Purchaser does not have any reason to believe that it shall be unable to satisfy, on a timely basis, any term or condition to the availability or funding of the Financing to be satisfied by it contained in the Commitment Letter. Following the satisfaction or waiver of all conditions set forth in Section 8.2, the aggregate proceeds from the Financing, when funded in accordance with the Commitment Letter on the Closing Date, together with other financial resources of Purchaser, including cash on hand of, and credit facilities available to, Purchaser, shall, in the aggregate, be sufficient to pay the amounts required to be paid by Purchaser under this Agreement on the Closing Date and any fees and expenses payable by Purchaser on the Closing Date in connection with the transactions contemplated by this Agreement and the Financing (the “Required Amount”). Purchaser is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate in any material respect or that would cause any of the commitments provided in the Commitment Letter to be terminated or ineffective. Subject to the accuracy of the representations and warranties of Seller set forth in Article 4, the satisfaction of the conditions contained in Section 8.2, and the performance by Seller of its other obligations under this Agreement, as of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing shall not be satisfied or that the Financing will not be available in full to Purchaser on the Closing Date.
(iii)In no event shall the receipt or availability of any Financing by Purchaser or any of its Affiliates be a condition to any of Purchaser’s obligations hereunder and no delay or failure of any Person to provide, fund or obtain the Financing shall reduce, waive or release Purchaser from any of its obligations hereunder.
Section 1.jInvestment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.
Section 1.kQualification. Purchaser is, or as of the Closing will be, qualified under all applicable Laws to own the Assets and operate the Assets (if any) operated by Seller immediately prior to Closing.
Section 1.lIndependent Evaluation. Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, (b) Purchaser shall be deemed to have knowledge of all facts, materials and documents described, contained or set forth in the ShareFile on or prior to the Execution Date, and (c) at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination

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as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.
Section 1.mBrokers’ Fees. Neither Purchaser nor its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall have any responsibility.
Article 6
DISCLAIMERS AND ACKNOWLEDGEMENTS
Section 1.aGeneral Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(F) OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCES, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING PURCHASER’S RIGHTS TO INDEMNIFICATION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE 12, (A) NO MEMBER OF THE SELLER GROUP MAKES, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (a) ANY MEMBER OF THE SELLER GROUP, (b) ANY TITLE TO ANY OF THE ASSETS, (c) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (d) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (e) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (f) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (g) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (h) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (i) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (j) ANY BULK SALES LAWS OR SIMILAR LAWS (k) THE TRANSFERABILITY OR ASSIGNABILITY OF OPERATORSHIP OF ANY OF THE ASSETS OR THE ABILITY OF PURCHASER TO BE DESIGNATED OR QUALIFIED AS OPERATOR OF ANY ASSETS AND/OR (l) ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER GROUP OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO

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THAT EXCEPT AS SET FORTH ABOVE THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIMS, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCES AND TO THE EXTENT PROVIDED HEREIN OR THEREIN.
Section 1.bEnvironmental Disclaimers. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, NORM, Hazardous Substances, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 AND SECTION 4.18, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. SUBJECT TO ARTICLE 3, SECTION 4.18, AND PURCHASER’S RIGHTS IN ARTICLE 12 WITH RESPECT TO THE SPECIFIED LIABILITIES DESCRIBED IN CLAUSES (C) AND (H) THEREOF, AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

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Section 1.cCalculations, Reporting and Payments. PURCHASER ACKNOWLEDGES AND AGREES THAT CLAIMS OR PROCEEDINGS AGAINST SELLER OR TO WHICH SELLER IS OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME RELATING TO THE ASSETS AND THE ASSUMED OBLIGATIONS AND THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS. NOTWITHSTANDING THAT SELLER HAS RETAINED ANY LIABILITY OR RESPONSIBILITY UNDER THIS AGREEMENT FOR THE PAYMENT OF ANY DAMAGES, LOSSES OR CLAIMS WITH RESPECT TO ANY OF THE FOREGOING, THE SPECIFIED LIABILITIES AND OTHER LIABILITIES OF SELLER HEREUNDER SHALL NOT INCLUDE, AND PURCHASER HEREBY EXPRESSLY RELEASES THE MEMBERS OF THE SELLER GROUP FROM, ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME OR THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS. FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES OR PRIOR PRACTICES FOR (A) THE CALCULATION AND REPORTING OF PRODUCTION AND ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME, OR (B) THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED ON ANY TAX RETURN FILED PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES THAT ARE (X) ATTRIBUTABLE TO ANY TAX PERIOD ENDING AFTER THE EFFECTIVE TIME AND (Y) NOT DUE PRIOR TO THE CLOSING DATE, IT BEING UNDERSTOOD THAT PURCHASER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES AND PRACTICES THAT CAN OR SHOULD BE USED FOR PURPOSES OF CALCULATING AND REPORTING SUCH ASSET TAXES. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 6.3 SHALL ALTER THE APPLICATION OF SECTION 10.1(a) OR CAUSE ANY ASSET TAXES, INCLUDING ANY PENALTIES OR INTEREST THEREON, THAT ARE ALLOCATED TO SELLER PURSUANT TO SECTION 10.1(a) TO BE ECONOMICALLY BORNE BY PURCHASER.
Section 1.dChanges in Prices; Well Events. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.
Section 1.eLimited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT.

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Section 1.fOperatorship of the Assets. While Purchaser acknowledges that it desires to succeed Seller (or its Affiliates or designee) as operator of those Assets or portions thereof that Seller (or its Affiliates or designee) may presently operate, Purchaser acknowledges and agrees that Seller cannot and does not covenant or warrant that Purchaser shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller or its Affiliate or designee operates, Seller or its Affiliate or designee shall use commercially reasonable efforts (without the obligation to expend any monies or undertake any material obligations) to support Purchaser’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing and to designate or appoint (to the extent legally possible and permitted under any applicable operating agreement) Purchaser (or, at Purchaser’s request, an Affiliate of Purchaser designated by Purchaser) as successor operator of such Assets, including cooperation to send to all co-Working Interest owners of such Assets notices prepared by Purchaser (in a form reasonably acceptable to Seller) stating that Seller or its Affiliate or designee is resigning as operator immediately and nominating and recommending Purchaser (or at Purchaser’s request, an Affiliate of Purchaser designated by Purchaser) as successor operator; provided that such notice shall not be delivered prior to the Closing.
Section 1.gConspicuousness. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
Article 7
COVENANTS OF THE PARTIES
Section 1.aAccess.
(i)Upon execution of this Agreement until the Defect Deadline, Seller shall give Purchaser, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to the Records in Seller’s possession and any Assets, in each case during Seller’s normal business hours, for the purpose of conducting a confirmatory review of the Assets, in each case to the extent that Seller may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any Third Party. Such access shall be granted to Purchaser (A) in the offices of Seller and/or its Affiliates, (B) on the premises of the Assets and/or (C) electronically through the ShareFile or other electronic means. Notwithstanding anything to the contrary set forth in this Section 7.1(a), to the extent that any Third Parties operate the Assets, Seller shall use commercially reasonable efforts (without the obligation to expend any monies or undertake any material obligations) to obtain the consent of Third Party operators to permit Purchaser and Purchaser’s Representatives with access to such Assets. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 7.1(a). Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the business of Seller or co-owners thereof and Purchaser’s inspection right with respect to the

Execution Version – Exhibit 2.1

environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-21) (“Phase I”) or a similar visual assessment that does not include sampling or testing of any environmental media. Purchaser shall not be entitled to conduct any Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11) (“Phase II”), or any other invasive or intrusive testing, or sampling on, or relating to the Assets without the prior written consent of Seller, such consent to be granted, conditioned, or withheld at the sole discretion of Seller; provided that, if (i) after conducting a Phase I, a Phase II or other invasive or subsurface activities are reasonably recommended by Purchaser’s environmental consultant to confirm the existence or scope of any potential Environmental Defect or the Defect Amount with respect thereto and (ii) based on the conducted Phase I, it is reasonably estimated that the costs to Remediate the potential Environmental Defect identified in the Phase I will exceed one million dollars ($1,000,000), then Seller’s consent shall be deemed granted with respect to conducting a Phase II at the affected Asset and, to the extent that any Third Parties operate the affected Assets, Seller shall use commercially reasonable efforts (without the obligation to expend any monies or undertake any material obligations) to obtain the consent of Third Party operators to permit such Phase II at the affected Asset. Purchaser shall furnish to Seller, free of costs, a copy of all final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Assets, to the extent relied upon by Purchaser in assertion of an Environmental Defect, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to any of the Assets. Purchaser shall obtain from any applicable Governmental Authorities all permits necessary or required to conduct any approved invasive activities permitted by Seller; provided that, upon request, Seller shall provide Purchaser with assistance (at no cost or liability to Seller) as reasonably requested by Purchaser that may be necessary to secure such permits. If the Closing does not occur, Purchaser (1) shall promptly return to Seller or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (2) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential in accordance with the terms of the Confidentiality Agreement.
(ii)Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group, the other owners of interests in the Oil and Gas Properties, and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, arising out of, or relating to Purchaser or Purchaser’s Representatives’ access to the Records, any offices of Seller or its Affiliates, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP (BUT EXCLUDING (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER GROUP AND (II) THE MERE DISCOVERY OF ANY ENVIRONMENTAL CONDITION, INCLUDING ANY ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL LIABILITIES).
(iii)Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to any member of the Seller Group, (i) repair all damage done to the Assets in connection with Purchaser’s or Purchaser’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition than they were prior to

Execution Version – Exhibit 2.1

commencement of Purchaser’s or Purchaser’s Representative’s due diligence, and (iii) remove all equipment, tools, or other property brought onto the Assets in connection with Purchaser’s or Purchaser’s Representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s or Purchaser’s Representatives’ due diligence shall be promptly corrected by Purchaser.
(iv)During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or Seller’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts customary for such activities and in accordance with Purchaser’s ordinary course of business. Upon written request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets or premises of Seller or its Affiliates.
Section 1.bOperation of Business.
(i)From the Execution Date until the Closing, except as described on Schedule 4.12 or Schedule 7.2, Seller shall:
(1)conduct the ownership and operation (and, if Seller is not the operator, use commercially reasonable efforts to cause any Third Party operator to operate) of the Assets in the ordinary course of business in consistent with its past practice prior to the Execution Date and in material compliance with all applicable Laws and the terms of the Leases;
(2)maintain the books of account and Records relating to the Assets in the usual and ordinary manner, in accordance with its usual accounting practices;
(3)use commercially reasonable efforts to maintain insurance coverage on the Assets in the amounts and types currently in force;
(4)with respect to emergency operations, notify Purchaser of such emergency and the related emergency operations of which Seller has Knowledge as soon as reasonably practicable;
(5)upon Seller obtaining Knowledge of same, promptly notify Purchaser of (A) any election (other than any non-material elections made in the ordinary course of business) that Seller is required to make under any Material Contract, specifying the nature and time period associated with such election and (B) any written notice received by Seller or any of its Affiliates from any Third Party of any material claim asserting any breach of a Contract, violation of any Permit, violation of any Lease, violation of any tort claim or violation of Law, in each case in any material respect, or any investment, suit, action or litigation by or before a Governmental Authority, that, in each case, relates to the Assets; provided, however, solely with respect to subclause (B) above, any breach thereof shall neither be taken into account for purposes of determining whether the Closing condition set forth in Section 8.2(b) is satisfied, nor give rise to a claim or cause of action for indemnification under Section 12.3;
(6)not transfer, sell, hypothecate, encumber, novate or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws or Contracts, or (C) sales and dispositions of equipment and materials included in the Assets that are surplus, obsolete, or replaced;
(7)not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by Seller), novate, materially amend, or extend any Material Contracts or enter into a Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.10(a);

Execution Version – Exhibit 2.1

(8)not propose any operation reasonably expected to cost Seller (net to Seller’s interests) in excess of One Hundred Fifty Thousand Dollars ($150,000.00);
(9)consent to any operation with respect to the Assets proposed by a Third Party that is reasonably expected to cost Seller (net to Seller’s interests) in excess of One Hundred Fifty Thousand Dollars ($150,000.00);
(10)to the extent not in conflict with clause (ix) above (and, if such conflict exists, clause (ix) would supersede this clause (x) and this clause (x) would not apply), (A) elect not to participate in any operation or activity proposed with respect to the Assets or (B) fail to timely make any election as to whether to participate in any operation or activity proposed with respect to the Assets, in each case, which results in Seller’s interest in the Assets becoming subject to a penalty or forfeiture (including deemed non-participation in any such operation or activity) as a result of such action or inaction;
(11)relinquish voluntarily Seller’s position as operator with respect to any of the Assets;
(12)use commercially reasonable efforts to furnish Purchaser with copies of all material drilling, completion and workover AFEs that Seller obtains Knowledge of after the Execution Date, in each case after receipt from any Third Parties or upon issuance by the Seller or any Affiliate of Seller;
(13)affirmatively waive any claims in an amount in excess of Seventy Five Thousand Dollars ($75,000.00), or settle any suit or litigation, in each case, attributable to Assets, in each case that would be economically borne by Purchaser; and
(14)commit to do any of the foregoing.
(ii)Purchaser’s approval of any action restricted by Section 7.2(a) shall not be unreasonably withheld, conditioned or delayed, except for any consent of Purchaser with respect to clauses (vi), (xi), and (xiii) (which consent shall be granted or withheld by Purchaser in its sole discretion) and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.2, in the event of an emergency or risk of loss, damage, or injury to any person, property or the environment, Seller may take or consent to such action as a reasonably prudent operator would take and shall notify Purchaser of such action promptly thereafter. Requests for approval of any action restricted by this Section 7.2 shall be delivered to each of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Kevin Riley 29 E. Reno, Suite 500 Oklahoma City, OK 73104 Email: Kevin@rileypermian.com Phone: (405) 415-8684

(iii)Without expanding any obligations which Seller may have to Purchaser, it is expressly agreed that Seller shall not have any liability, obligation, or responsibility to Purchaser

Execution Version – Exhibit 2.1

with respect to any breach or failure of Section 7.2 greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Notwithstanding anything to the contrary set forth in the foregoing sentence, with respect to Assets for which Seller, its Affiliate or designee is not designated as the operator under applicable Laws or Contracts, Seller’s obligations under this Section 7.2 with respect to the operation of such Assets shall be limited to voting Seller’s Working Interests or other voting interests in a manner consistent with the requirements set forth in Section 7.2.
Section 1.cConsent and Preferential Purchase Rights Notices. Promptly after the Execution Date, Seller shall use commercially reasonable efforts to prepare and send, or cause to be prepared and sent, (a) notices to the holders of any Required Consents that are set forth on Schedule 4.11 and other Consents (other than Customary Consents) requesting consents and approvals to the transactions of Seller contemplated by this Agreement and (b) notices to the holders of any applicable Preferential Rights that are set forth on Schedule 4.11 in compliance with the terms of such rights and requesting waivers of such rights. In attempting to identify the names and addresses of such Persons holding such Consents or Preferential Rights, Seller shall not in any event be obligated to go beyond Seller’s and its Affiliates’ own Records. Seller and Purchaser shall cooperate and use commercially reasonable efforts to cause such Consents, to be obtained and delivered prior to Closing and all such Preferential Rights to be waived, provided that Seller shall not be required to make payments or undertake obligations to obtain any such Consents. Seller shall not be liable or obligated to Purchaser for any Damages or liabilities related or attributable to Customary Consents that are not obtained before, on, or after Closing. If prior to Closing, Purchaser or Seller discovers any Consents, Required Consents or Preferential Rights that are not set forth on Schedule 4.11 and, such Party shall promptly (but in any event within three (3) Business Days) after discovery provide written notice to the other Party of such Consents, Required Consents, or Preferential Rights, whereupon Seller shall promptly thereafter send the notices and requests as to such Consents, Required Consents and Preferential Rights required under and in accordance with this Section 7.3, Section 7.4 and Section 7.5, as applicable.
Section 1.dConsents to Assignment.
(i)In cases in which the Asset subject to an unobtained Required Consent is an Asset other than an Oil and Gas Property, and Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unobtained Required Consent, the Parties shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Purchaser upon receipt of the Required Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall assume as part of the Assumed Obligations and bear and pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations and Damages under or with respect to such Asset (other than Damages to the extent caused by Seller’s gross negligence or willful misconduct) to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Required Consent is obtained. With respect to any Asset other than an Oil and Gas Property for which the applicable Required Consent for the assignment or transfer to the Purchaser is obtained following the Closing, Seller shall transfer such Contract to Purchaser by execution and delivery of an instrument of conveyance in the form of the Conveyance.

Execution Version – Exhibit 2.1

(ii)In cases in which the Asset subject to a Required Consent requirement is an Oil and Gas Property and the Required Consent is not obtained by Closing, then either Party may elect to exclude the Oil and Gas Property subject to such Required Consent (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Oil and Gas Property), in which event, (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Oil and Gas Property and other Assets, (ii) such excluded Oil and Gas Property and other Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(b), and (iii) such excluded Oil and Gas Property and other Assets shall constitute Excluded Assets for all purposes hereunder. If any such Required Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.4(b) is subsequently obtained on or before 120 days following the Closing Date, (A) Seller shall, promptly after such Required Consent requirement is obtained, convey the applicable Oil and Gas Property and Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Oil and Gas Property and Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Oil and Gas Property and Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Oil and Gas Properties and Assets under Section 2.4) to Seller, and (D) such Oil and Gas Property and Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(b), or (3) Excluded Assets for any purposes hereunder.
Section 1.ePreferential Rights.
(i)Any Preferential Rights must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 on the terms set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, adjusted as set forth herein.
(ii)If, any Preferential Right as to any Assets is validly exercised prior to Closing, then (a) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, (b) such Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(b), and (c) such Assets shall constitute Excluded Assets for all purposes hereunder; provided, however, in the event the holder of any Preferential Right as to any Assets validly exercises such Preferential Right prior to Closing but refuses or fails to consummate the purchase of such Assets on or before the date that is one hundred twenty (120) days following the Closing Date, Seller shall notify Purchaser and (A) Seller shall promptly convey the applicable Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Assets under Section 2.4) to Seller, and (D) such Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(b), or (3) Excluded Assets for any purposes hereunder.
(iii)Should a Third Party fail to validly exercise or waive its Preferential Right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver of such Preferential Right has not yet expired, then (i) the Unadjusted Purchase Price shall not be reduced by the Allocated Value of such Assets, (ii) such Assets shall be included in the Assets and conveyed by Seller to Purchaser at Closing, (iii) from and after Closing, Purchaser shall be entitled to all amounts payable by such holder in connection with such Preferential Right, and (iv) from and after Closing, Purchaser shall comply with, be responsible for and perform all obligations arising with or attributable to such Preferential Right.

Execution Version – Exhibit 2.1

(iv)Purchaser acknowledges that Seller desires to sell all of its Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell to any Person other than Purchaser any Assets subject to any Preferential Right unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement and the terms of the applicable Preferential Right to purchase. In furtherance of the foregoing, Seller’s obligation hereunder to sell its Assets subject to any Preferential Right to any Person other than Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Excluded Assets) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preferential Right; provided that, nothing herein is intended or shall operate to extend or apply any Preferential Right to any portion of such Assets which is not otherwise burdened thereby.
Section 1.fCasualty and Condemnation. If, after the Execution Date but prior to or on the Closing Date, any portion of the Oil and Gas Properties are destroyed by fire, explosion, wild well, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Seller shall promptly notify Purchaser in writing describing, in reasonable detail, the nature, extent and estimated costs to repair or replace the Assets subject to such Casualty Loss. Upon receipt of such notice, Purchaser and Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Section 8.1 and Section 8.2, nevertheless be required to proceed with Closing, and Purchaser may elect to either (i) close on the transactions contemplated under this Agreement without an adjustment to the Unadjusted Purchase Price, in which case Seller, at Closing, shall pay to Purchaser all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Damages, other than insurance claims, of or against any Seller Indemnified Person) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Seller shall not assign to Purchaser) all right, title, interest and claims against Third Parties for the recovery of Seller’s and its Affiliates’ costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims, or (ii) in the event that the estimated costs to repair or replace the Assets subject to such Casualty Loss are equal to or greater than Five Hundred Thousand Dollars $(500,000.00), reduce the Unadjusted Purchase Price by the lesser of (y) the Allocated Value of the Assets affected by such Casualty Loss and (z) the cost and expense to repair or replace the Assets affected by such Casualty Loss (less any costs that are covered and paid by insurance claims or awards for the benefit of Purchaser). If the Parties are unable to agree on the amount of any reduction to the Unadjusted Purchase Price under Section 7.6, Seller’s reasonable estimate shall be used for the purposes of adjusting the Unadjusted Purchase Price at Closing, subject to final adjustment in accordance with Article 2.
Section 1.gClosing Efforts and Further Assurances. Subject to the terms and conditions of this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including executing and delivering additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.
Section 1.hNotifications. Purchaser shall notify Seller in writing promptly after Purchaser obtains knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect on or before the Closing Date. Seller shall notify

Execution Version – Exhibit 2.1

Purchaser in writing promptly after Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect on or before the Closing Date. It is understood and agreed that the delivery of any notice required under this Section 7.8 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder or limit a Party’s rights or remedies under this Agreement.
Section 1.iAmendment of Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until 5:00 p.m., Central Time on the date that is two (2) Business Days prior to the Target Closing Date to add, supplement, or amend the Disclosure Schedules to the representations and warranties of Seller with respect to any matter first occurring after the Execution Date which, if existing at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.2 have been fulfilled, the Disclosure Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement, or amendment prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 1.jPress Releases. No Party shall make any press release or other public announcement respecting this Agreement prior to the time that is forty-eight (48) hours following the execution and delivery of this Agreement by the Parties. Subject to Section 7.14, if, prior to Closing, any Party wishes to make a press release or other public announcement respecting this Agreement such Party will provide the others with a draft of the press release or other public announcement for review at least forty-eight (48) hours prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof; provided that failure to reach such agreement shall not prohibit a Party from making a press release or public announcement. Failure to provide comments back to the other Party within forty-eight (48) hours of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Each Party shall be liable for the compliance of such Party’s Affiliates with the terms of this Section 7.10. For the avoidance of doubt, the foregoing shall not restrict disclosures by either Party or any of its Affiliates (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser or Affiliate of Purchaser or (b) to Governmental Authorities or any Third Party holding Preferential Rights to purchase, rights of consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents.
Section 1.kCredit Support. The Parties agree and acknowledge that none of the Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets shall be included in or constitute any Assets or be transferred to the Purchaser at Closing. At or prior to the Closing, Purchaser shall post and provide any and all Credit Support necessary in order for Purchaser to own and operate (as applicable) the Assets and to obtain the release, return, and replacement of the Credit Support described on Schedule 4.16, with each such release and replacement in the form and substance satisfactory to Seller.

Execution Version – Exhibit 2.1

Section 1.lExpenses; Filings, Certain Governmental Approvals and Removal of Names.
(i)Except as otherwise expressly provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
(ii)Promptly after the Closing, Purchaser shall (i) record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities and will promptly provide recorded copies to Seller, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (iii) actively pursue the unconditional approval of all Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser and (iv) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Purchaser and the assumption of the Assumed Obligations, that, in each case, shall not have been obtained prior to the Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
(iii)Upon the occurrence of Closing, as promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the names “Pecos Oil & Gas”, “Cibolo Energy Partners” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.
Section 1.mRecords.
(i)Seller, at Purchaser’s cost, shall make available to Purchaser on the Closing Date the electronic Records in Seller’s possession or control (to the extent electronic records are available). Physical records will be delivered, at Purchaser’s cost (FOB at Seller’s office during normal business hours, subject to this Section 7.13) within ninety (90) days after the Closing Date.
(ii)Seller may retain, at Seller’s sole cost and expense, copies of any and all Records. For the avoidance of doubt and not withstanding anything to the contrary set forth in this Section 7.13, Seller shall retain the originals of those Records relating to Asset Tax and accounting matters and provide Purchaser, at its request, with copies of such Records (i) that pertain to Asset Tax matters solely related to the Assets or (ii) if such Records are necessary for Purchaser to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 10.
(iii)Purchaser shall preserve and keep a copy of all Records in Purchaser’s possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Purchaser shall dispose of any such Records, Purchaser shall give Seller at least ninety (90) days’ Notice to such effect, and Seller shall be given an opportunity, at Seller’s cost and expense, to remove and retain all or any part of such Records as Seller may select. From and after Closing, Purchaser shall provide to Seller, at Seller’s sole cost and expense, reasonable access to such Records (other than the Records that Seller has retained pursuant to clause (b)) as remain in Purchaser’s possession and reasonable access to the Assets and other properties and

Execution Version – Exhibit 2.1

employees of Purchaser in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, any Specified Liabilities or any claims or disputes relating to this Agreement or with any Third Parties.
Section 1.nConfidentiality. The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect.  Each Party shall keep confidential, and cause its Affiliates and instruct its representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Law or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.14, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Right or Consent, (d) to the extent that such Party must disclose the same in any proceeding brought by it to enforce its rights under this Agreement, and (e) to the extent required to satisfy Purchaser’s disclosure obligations to the Financing Sources pursuant to the Financing.  This Section 7.14 shall not prevent any Party from recording the Conveyances delivered at the Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets.  The covenant set forth in this Section 7.14 shall terminate eighteen (18) months after the Closing Date.
Section 1.oPurchaser Obligations in Respect of the Financing Transactions.
(i)Other than as set forth in Section 7.15(c), Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter without obtaining Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed) if such amendment, modification, or waiver (i) would reduce the aggregate amount of the Financing such that Purchaser would not have sufficient cash proceeds (together with other financial resources of Purchaser, including cash on hand of, and credit facilities available to, Purchaser) to pay the Required Amount on the Closing Date or (ii) would impose any additional (or adversely modify any existing) condition precedent to the availability of the Financing in a manner that would reasonably be expected to materially prevent, impede, or delay the funding of the Financing on the Closing Date. For purposes of this Agreement (other than with respect to any representations made by Purchaser), (x) the term “Financing” shall be deemed to include the financing contemplated by the Financing Commitment as the same may be amended, supplemented, modified, replaced, or waived pursuant to this Section 7.15 and (y) the terms “Commitment Letter” and “Financing Commitment” shall be deemed to include the Financing Commitment as the same may be amended, supplemented, modified, replaced, or waived pursuant to this Section 7.15.
(ii)Subject to the terms and conditions of this Agreement, Purchaser shall use its reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things reasonably necessary to obtain the Financing on terms and conditions not less favorable to Purchaser than those described in the Commitment Letter.
(iii)If any material portion of the Financing becomes unavailable on the terms and conditions contemplated by the Commitment Letter or the Commitment Letter shall be withdrawn, repudiated, terminated, or rescinded for any reason in accordance with its terms, Purchaser shall use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (the “Alternative Financing”) for any such portion from alternative sources. In the event any Alternative Financing is obtained in accordance with this Section 7.15(c), references in this Agreement to the “Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters is entered into in connection with such Alternative Financing, references in this Agreement to “Commitment Letter” shall also be deemed to refer to such commitment letters relating to such

Execution Version – Exhibit 2.1

Alternative Financing, and all obligations of the parties pursuant to Section 7.15 shall be applicable thereto to the same extent as such party’s obligations with respect to the Financing.
(iv)Subject to Purchaser’s confidentiality obligations under the Commitment Letter, Purchaser shall promptly provide Seller with copies of all executed amendments, modifications, or replacements of the Commitment Letter.
Article 8
CONDITIONS TO CLOSING
Section 1.aConditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Seller to consummate the Closing, are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.1, unless waived in writing by Seller:
(i)Representations. Each representation and warranty of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(ii)Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;
(iii)No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force;
(iv)Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(a) with respect to Defects less the sum of all Title Benefit Amounts for offsetting Title Benefits as determined under Article 3, plus (ii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(b) with respect to Required Consents, plus (iii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(c) with respect to Preferential Rights plus (iv) all Casualty Loss, do not exceed an amount equal to twelve and one half percent (12.5%) of the Unadjusted Purchase Price; and
(v)Closing Deliverables. Purchaser shall (i) have complied with its obligations under Section 9.3 and (ii) be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Purchaser under Section 9.3.
Section 1.bConditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.2, unless waived in writing by Purchaser:
(i)Representations. (i) The Fundamental Representations of Seller shall be true and correct on and as of the Execution Date and as of the Closing Date as though made on and as of

Execution Version – Exhibit 2.1

the Closing Date and (ii) the Non-Fundamental Representations of Seller shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect (provided, however, that to the extent such representation or warranty is qualified by its terms by Material Adverse Effect or other materiality qualifier, such qualification in its terms shall be inapplicable for purposes of this Section 8.2(a)(ii) and the Material Adverse Effect qualification contained in this Section 8.2(a)(ii) shall apply in lieu thereof). Solely for purposes of this Section 8.2(a)(ii), any breach that would reasonably be expected to (A) cause Seller (or, immediately after Closing, Purchaser) to incur Damages or (B) decrease the aggregate value of the Assets in an aggregate amount equal to or greater than fifteen percent (15%) of the Unadjusted Purchase Price, shall be deemed a “Material Adverse Effect”;
(ii)Performance. Seller shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Seller under this Agreement prior to or on the Closing Date;
(iii)No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force;
(iv)Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(a) with respect to Defects less the sum of all Title Benefit Amounts for offsetting Title Benefits as determined under Article 3, plus (ii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(b) with respect to Required Consents plus (iii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(c) with respect to Preferential Rights, plus (iv) all Casualty Loss, do not exceed an amount equal to twelve and one half percent (12.5%) of the Unadjusted Purchase Price; and
(v)Closing Deliverables. Seller shall (i) have complied with its obligations as set forth in Section 9.2 and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by Seller under Section 9.2.
Article 9
CLOSING
Section 1.aTime and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place electronically at 10:00 a.m. Central Time, on April 3, 2023 (the “Target Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 11. The date on which the Closing occurs is referred to herein as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 1.bObligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by

Execution Version – Exhibit 2.1

Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(i)The Preliminary Settlement Statement, duly executed by Seller;
(ii)Conveyances of the Assets in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Conveyances”), duly executed by Seller, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;
(iii)Assignments in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties or Rights of Way, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate offices;
(iv)A duly completed and executed IRS Form W-9 of Seller (or, if Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded tax owner for such purposes);
(v)Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Seller in the form attached hereto as Exhibit C;
(vi)A certificate from Seller substantially in the form of Exhibit D-1, duly executed by an authorized officer of Seller, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;
(vii)Resignation of operator letters, duly executed by Seller in the form attached hereto as Exhibit E;
(viii)(i) Releases of any and all Liens of Seller securing any obligations for borrowed money of Seller that burden the Assets, (ii) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release all such Liens securing any obligations for borrowed money of Seller that burden the Assets, in each case and for the avoidance of doubt, excluding all Permitted Encumbrances, and (iii) payoff letters addressed to the applicable payees set forth therein that all obligations for borrowed money of Seller that burden the Assets shall be paid off immediately after Closing;
(ix)Standstill Agreements with Seller, duly executed by Purchaser and each of the Persons listed on Schedule 9.2(i), in each case, substantially in the form of Exhibit G;
(x)Transition Services Agreement, duly executed by Seller; and
(xi)All other documents and instruments reasonably requested by Purchaser from Seller that are necessary to transfer the Assets to Purchaser.
Section 1.cObligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
(i)The Preliminary Settlement Statement, duly executed by Purchaser;
(ii)A wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Preliminary Settlement Statement described in Section 2.6(a);

Execution Version – Exhibit 2.1

(iii)If the Defect Escrow Amount is a positive number at Closing, Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement;
(iv)Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(v)Assignments, duly executed by Purchaser, in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties or Rights of Way, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;
(vi)Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Purchaser in the form attached hereto as Exhibit C;
(vii)A certificate from Purchaser substantially in the form of Exhibit D-2, duly executed by an authorized officer of Purchaser, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;
(viii)Evidence of release or replacement of all Credit Support required pursuant to Section 7.11, and evidence of the filing by or on behalf of Purchaser of any reports or filing, and the issuance to Purchaser of an operator number by the applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for Purchaser to own the Assets;
(ix)Standstill Agreements with Purchaser, duly executed by Seller and each of the Persons listed on Schedule 9.2(i), in each case, substantially in the form of Exhibit G;
(x)Transition Services Agreement, duly executed by Purchaser; and
(xi)All other documents and instruments reasonably requested by Seller from Purchaser that are necessary to transfer the Assets to Purchaser.
Article 10
TAX MATTERS
Section 1.aAsset Taxes.
(i)Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.
(ii)For purposes of determining the allocations described in Section 10.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such

Execution Version – Exhibit 2.1

Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of applying this Section 10.1(b) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(iii)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 2.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement of the Adjusted Purchase Price as finally determined pursuant to Section 2.6, timely payments will be made from one Party to the other to the extent necessary to cause each Party to economically bear the amount of such Asset Tax that is allocable to such Party under this Section 10.1.
(iv)Notwithstanding anything in this Agreement to the contrary, if Purchaser becomes entitled, pursuant to Section 2.7, to any amounts earned from the sale of Hydrocarbons produced prior to the Effective Time, which amounts are received after the Cut-Off Date, Purchaser shall be allocated and bear all unpaid Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.
Section 1.bTransfer Taxes and Recording Fees. Purchaser shall bear and pay (a) any sales, use, transfer, stamp, documentary, registration, excise, New Mexico gross receipts, New Mexico compensating or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”), and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Purchaser. Without limiting the foregoing, all Tax Returns with respect to Transfer Taxes shall be timely filed by the Party responsible for such filing under applicable Law. Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 1.cTax Refunds. Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 10.1, and Purchaser shall be entitled to any and all refunds of Asset Taxes allocated to Purchaser pursuant to Section 10.1. If a Party or any of its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 10.3, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses (including Taxes) incurred by such recipient Party in procuring such refund.
Section 1.dTax-Deferred Exchange. Purchaser and Seller agree that either or both of Seller or Purchaser may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided, that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange, including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Purchaser shall have the right at any

Execution Version – Exhibit 2.1

time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
Section 1.eCooperation. The Parties shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding with respect to Taxes relating to the Assets and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
Section 1.fTax Returns. After the Closing Date, subject to the provisions of the Transition Services Agreement and excluding any Tax Returns and Asset Taxes required to be filed and/or paid by a Third Party operator, Purchaser shall (a) be responsible for paying any Asset Taxes relating to any (i) Tax period that ends before the Closing Date or (ii) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (c) timely file any such Tax Return, (i) incorporating any reasonable comments received from Seller with respect to each such Tax Return attributable to a taxable period that ends prior to the Effective Time and (ii) considering in good faith any comments received from Seller with respect to each such Tax Return attributable to a Straddle Period; provided that, in each case, such comments are received from Seller reasonably in advance of the due date therefor. The Parties agree that (x) this Section 10.6 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 10.6 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Purchaser of its obligations under this Section 10.6, which shall be borne by Purchaser).
Section 1.gTax Contests. If, after the Closing Date, Purchaser receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with

Execution Version – Exhibit 2.1

respect to Asset Taxes related to any taxable period ending prior to the Effective Time (a “Tax Contest”), Purchaser shall notify Seller within ten (10) days of receipt of such notice; provided, that the failure of Purchaser to provide such notice will not relieve Seller of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit Seller to effectively defend against or participate in a Tax Contest or otherwise prejudices Seller’s ability to defend against or participate in a Tax Contest. Seller shall have the option, at its sole cost and expense, to control any such Tax Contest and may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving notice of such Tax Contest from Purchaser; provided, that if Seller exercises such option, Seller shall (i) keep Purchaser reasonably informed of the progress of such Tax Contest, (ii) permit Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, Purchaser receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), Purchaser shall notify Seller within ten (10) days of receipt of such notice. Purchaser shall control any Straddle Period Tax Contest; provided, that Purchaser shall (x) keep Seller reasonably informed of the progress of such Straddle Period Tax Contest, (y) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority and (z) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
Article 11
TERMINATION
Section 1.aTermination. This Agreement may be terminated at any time prior to Closing (the date of any permitted termination of this Agreement under this Section 11.1, the “Termination Date”):
(i)by the mutual prior written consent of Seller and Purchaser; or
(ii)by Seller or Purchaser upon written notice to the other Party, if Closing has not occurred on or before May 3, 2023 (the “Outside Date”);
(iii)by Seller if Purchaser fails to fund the entirety of the Deposit on or prior to the Deposit Deadline;
provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(b) if (i) such Party or its Affiliates are, at such time, in material breach of any provision of this Agreement or (ii) a Party is entitled to and is enforcing its rights pursuant to subclause (b)(ii)(A) of Schedule 11.2 or subclause (c)(ii)(A) of Schedule 11.2, as applicable.
Section 1.bEffect of Termination. The provisions of Schedule 11.2 are incorporated herein by reference.
Article 12
INDEMNIFICATION; LIMITATIONS
Section 1.aAssumption. Without limiting Purchaser’s rights to indemnity under this Article 12 and Purchaser’s rights and remedies under Article 3, from and after the Closing Date, Purchaser assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be

Execution Version – Exhibit 2.1

fulfilled, performed, paid or discharged) all of the obligations, liabilities and Damages, known or unknown, with respect to the ownership, use and operation of the Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time, including obligations, liabilities and Damages arising out of or attributable to: (a) the performance of all obligations applicable to or imposed by the Contracts, or as required by any Law; (b) any Imbalances; (c) with respect to the payment, nonpayment, or mis-payment of Royalties; (d) Suspense Funds for which the Unadjusted Purchase Price was adjusted pursuant to Section 2.4(d); (e) the Environmental Liabilities related to the Assets, including liabilities and obligations to properly Plug and Abandon or replug any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Assets (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines), dismantle or decommission and remove any structures, fixtures or personal property, clean-up, restore or Remediate the Assets, ground water, surface water, or soil in accordance with applicable Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, or other Environmental Liabilities with respect to the Assets; (f) any and all Plugging and Abandonment obligations related to the Assets; (g) the conveyance or transfer of any Asset without obtaining an applicable Consent, other than a Required Consent; (h) any Assets held by Seller for the benefit of Purchaser under Section 7.4(a); (i) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets and (j) subject to the terms of Article 3 and the special warranty of Defensible Title in the Conveyances, any title defects, deficiencies, or other title matters (all of the foregoing obligations and liabilities set forth in this Section 12.1, the “Assumed Obligations”); provided, however, that the Assumed Obligations do not include and Purchaser does not assume (x) any obligations or liabilities of Seller to the extent, and only during the applicable survival period, that they are Specified Liabilities (after which time they shall be deemed included in the Assumed Obligations) or (y) any other indemnification obligations of Seller under Section 12.3 to the extent, and only during the applicable survival period, that Seller is obligated to indemnify Purchaser under Section 12.3 (after which time they shall be deemed included in the Assumed Obligations).
Section 1.bSeller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchaser shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:
(i)the failure or breach of Purchaser’s covenants or agreements contained in this Agreement or in any Transaction Document;
(ii)any failure or breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in any other Transaction Document; and
(iii)any of the Assumed Obligations.
EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, but excepting and excluding in the case of Section 12.2(c) any Damages against which Purchaser is entitled to indemnity from Seller under Section 12.3(c) at the time the applicable Claim Notice is

Execution Version – Exhibit 2.1

presented by Purchaser (but such exception and exclusion only applying to the extent and for the periods Seller is obligated hereunder to provide such indemnity under this Article 12).
Section 1.cPurchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Seller shall be responsible for, shall pay and shall indemnify and hold harmless Purchaser, each Affiliate of Purchaser and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:
(i)the failure or breach of Seller’s covenants or agreements contained in this Agreement or any Transaction Document;
(ii)any failure or breach of any representation or warranty made by Seller contained in Article 4 of this Agreement or in any other Transaction Document; and
(iii)any Specified Liabilities.
Section 1.dSurvival; Limitation on Actions.
(i)Subject to Section 12.4(b) and Section 12.4(c): (i) the Non-Fundamental Representations of Seller shall survive Closing and terminate on the date twelve (12) months after the Closing Date; (ii) the Fundamental Representations of Seller shall survive the Closing and terminate on the date of the expiration of the applicable statute of limitations; (iii) the covenants and agreements of Seller to be performed on or prior to Closing shall each survive the Closing and terminate on the date twelve (12) months after the Closing Date; (iv) the covenants and agreements of Seller to be performed after Closing (excluding the covenant under Section 12.3(c)) shall survive the Closing and terminate on the date such covenants are fully performed; (v) the indemnification or reimbursement rights of the Purchaser Group in Section 12.3(a) and Section 12.3(b) shall survive the Closing and terminate on the termination date of each respective representation, warranty, covenant, or agreement of Seller that is subject to indemnification thereunder; (vi) the covenant of Seller under Section 12.3(c) as to Specified Liabilities shall (A) with respect to clauses (a), (f) and (h) of the definition of “Specified Liabilities” shall survive the Closing and terminate on the date twenty-four (24) months after the Closing Date, (B) with respect to clauses (c) and (d) of the definition of “Specified Liabilities” shall survive the Closing and terminate on the date thirty-six (36) months after the Closing Date, (C) with respect to clause (b), (e) and (g) of the definition of “Specified Liabilities” shall survive the Closing indefinitely, and (D) with respect to clause (i) of the definition of “Specified Liabilities”, shall survive the Closing and terminate on the date of 60 days after the expiration of the applicable statute of limitations; (vii) the covenants, representations, and warranties of Purchaser set forth in this Agreement and the other Transaction Documents shall survive the Closing indefinitely; and (viii) the representations, warranties, covenants, and agreements of Seller set forth in this Agreement and the other Transaction Documents shall be of no further force and effect, and Seller shall not have any obligations hereunder, after the applicable date of their expiration; provided, however, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to the expiration or termination date of the applicable survival period thereof.
(ii)As a condition to making any claims for indemnification, defense, or to be held harmless under this Article 12, Purchaser must deliver a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof or the date otherwise required to be delivered hereunder. All rights of each member of the

Execution Version – Exhibit 2.1

Purchaser Group to indemnification and reimbursement under Section 12.3(b) with respect to Non-Fundamental Representations and under Section 12.3(a) with respect to the covenants and agreements of Seller to be performed on or prior to Closing, in each case, shall survive the Closing and terminate on the earlier of (i) the termination date of each respective representation, warranty, covenant, and/or agreement of Seller for which any member of the Purchaser Group is entitled to indemnification or reimbursement hereunder, unless Purchaser has delivered a valid Claim Notice pursuant to this Agreement prior to such termination date and (ii) the date the Purchaser Group has received indemnification and/or reimbursement from Seller in an aggregate amount equal to the Specified Cap. All rights of each member of the Purchaser Group to indemnification under (A) (1) Section 12.3(b) with respect to Fundamental Representations, (2) Section 12.3(a) with respect to the covenants and agreements of Seller to be performed after Closing and (3) Section 12.3(c), in each case, shall survive the Closing and terminate on the earlier of (y) the termination date of each respective representation, warranty, covenant and/or agreement of Seller for which any member of the Purchaser Group is entitled to indemnification or reimbursement hereunder, unless Purchaser has delivered a valid Claim Notice pursuant to this Agreement prior to such termination date and (z) the date the Purchaser Group has received indemnification and/or reimbursement from Seller in an aggregate amount equal to the Overall Indemnity Cap.
(iii)Subject to Section 13.12 and notwithstanding anything to the contrary contained elsewhere in this Agreement, no member of the Purchaser Group shall be entitled to indemnity or reimbursement (i) under Section 12.3(b), with respect to any Non-Fundamental Representation, or Section 12.3(a), with respect to the covenants and agreements of Seller to be performed on or prior to Closing, in each case for Damages relating to or arising out of any individual event, matter or occurrence for which a Claim Notice is delivered by Purchaser unless and until the amount of such Damages for which Seller would be responsible thereunder exceeds the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible), (ii) under Section 12.3(b), with respect to any Non-Fundamental Representation, or Section 12.3(a), with respect to the covenants and agreements of Seller to be performed on or prior to Closing, in each case for any and all Damages that Purchaser is entitled to indemnity and reimbursement from Seller pursuant to Section 12.3(a) and/or Section 12.3(b), unless the aggregate amount of all such Damages for which Seller would be responsible thereunder exceeds one and one half percent (1.50%) of the Unadjusted Purchase Price (and then only to the extent such Damages exceed one and one half percent (1.50%) of the Unadjusted Purchase Price), (iii) under Section 12.3(b), with respect to any Non-Fundamental Representation, or Section 12.3(a), with respect to the covenants and agreements of Seller to be performed on or prior to Closing, in each case for any Damages for which Seller would be responsible thereunder is in excess of the Indemnity Holdback Amount (the “Specified Cap”), and (iv) under this Agreement or any other Transaction Document for aggregate Damages for which Seller would be responsible thereunder in excess of one hundred percent (100%) of the Unadjusted Purchase Price (such percentage, the “Overall Indemnity Cap”). Subject to the terms of this Agreement, the liability of Purchaser under this Agreement shall be without limit.
(iv)For purposes of determining the amount of damages recoverable by a member of Seller Group or Purchaser Group, as applicable, resulting from breaches of representations and warranties by the other Party under Section 12.2 or Section 12.3, as applicable, each of the representations and warranties herein that contains any qualifications as to “material,” “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such representation and warranty shall be disregarded, except with respect to this Section 12.4(d), the use of the word “Material” as used in the defined term “Material Adverse Effect” or “Material Contract” shall not be disregarded. For the avoidance of doubt, the foregoing limitation shall not apply for purposes of determining whether a breach of a representation and warranty under Section 12.2 or Section 12.3 has occurred.

Execution Version – Exhibit 2.1

(v)No Party or Person is asserting the accuracy, completeness, or truth of any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party as a result of the failure, breach, inaccuracy, incompleteness or untruth of any such representation and warranty. Seller and Purchaser each acknowledge and agree that except as expressly set forth in Article 11, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) absent actual fraud, Purchaser and Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations hereunder required to be performed after Closing.
Section 1.eExclusive Remedy and Certain Limitations.
(i)Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, each Indemnified Person’s sole and exclusive remedy against the Indemnifying Party with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Indemnifying Party’s group contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by any member of the Indemnifying Party’s group at Closing pursuant to Section 9.2(f) or Section 9.3(g) or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group or Purchaser Group, as applicable, are (i) the rights to indemnity from such Party set forth in Section 12.2 and Section 12.3, as applicable, as limited by the terms of this Article 12 (ii) Purchaser’s rights in Article 3 (to the extent the same expressly survive after the Closing), and (iii) the right to specific performance for the breach or failure of Seller to perform any covenants required to be performed after Closing, and except for the remedies contained in this Article 12 against each Party and for Purchaser’s rights in Article 3 (to the extent the same expressly survive after the Closing), each Party waives, releases, remises and forever discharges, and shall cause each member of the Indemnified Person’s group to waive, release, remise and forever discharge, each member of the Indemnifying Party’s group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Indemnified Person’s group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or any member of the Indemnified Person’s group ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.

Execution Version – Exhibit 2.1

(ii)Any claim for indemnity under this Article 12 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of this Article 12 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Article 12. Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.
(iii)The amount of any Damages for which the Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance or other Third Party proceeds, reimbursements or claims realized or that could reasonably be expected to be realized by such Party or applicable members of the Indemnified Person’s group if a claim were properly pursued under the relevant insurance arrangements with respect to such Damages. The Indemnified Person shall take all reasonable steps to mitigate damages in respect of any Damages for which it is seeking indemnification and shall use commercially reasonable efforts to avoid costs or expenses associated with such Damages and, if such costs and expenses cannot be avoided, to minimize the amount thereof. In the event that any member of the Indemnified Person’s group receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages, such Party shall, regardless of when received by such member of the Indemnified Person’s group, promptly pay to the other Party such funds or proceeds to the extent of any funds previously paid by the other Party with respect to such Damages.
(iv)The Parties shall treat, for U.S. federal and applicable state and local Income Tax purposes, any amounts paid or received under this Article 12 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.
(v)To the extent of the indemnification obligations in this Agreement, Purchaser and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.
Section 1.fIndemnification Actions. All claims for indemnification under Article 12 shall be asserted and resolved as follows:
(i)For purposes of this Article 12, the term “Indemnifying Party” when used in connection with particular Damages means (i) Seller in the event any member of the Purchaser Group is entitled to indemnity from Seller under Section 12.3 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this Article 12, the term “Indemnified Person” when used in connection with particular Damages means (i) Purchaser in the event any member of the Purchaser Group is entitled to indemnity from Seller under Section 12.3 and (ii) Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement.
(ii)To make a claim for indemnification, defense or reimbursement under this Article 12, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).
(iii)In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the

Execution Version – Exhibit 2.1

Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 12.6 shall not relieve the Indemnifying Party of its obligations under this Article 12 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.
(iv)Subject to Section 12.6(f), in the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies (i) in the case of Seller, Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (ii) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (A) in the case of Seller, Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (B) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.
(v)If (x) Seller admits Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in Article 12 or (y) Purchaser admits its obligations to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Seller is the Indemnifying Party, at the sole cost and expense of Seller, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.6(e); provided that the Indemnified Person may file initial pleadings as described in the last sentence of Section 12.6(d) if required by court or procedural rules to do so within the thirty (30) day period in Section 12.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to

Execution Version – Exhibit 2.1

the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(vi)If (i) Seller does not admit Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or admits such right but thereafter fails to diligently defend or settle the Third Party Claim or (ii) Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Seller is the Indemnifying Party, at the sole cost and expense of Seller, and in either case if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of (1) Seller as the Indemnifying Party to admit Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (2) Purchaser as the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, at any time prior to settlement or final determination thereof. If (x) Seller has not yet admitted Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (y) Purchaser has not yet admitted its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) (1) in the case of Seller, admit Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (2) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, and (ii) if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.
(vii)In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) (x) in the case of Seller, admit Purchaser’s right to indemnity from Seller in respect of such Direct Claim as provided in this Article 12 or (y) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement, or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.
(viii)To the extent the provisions of this Section 12.6 are inconsistent with Section 10.7, Section 10.7 shall control.

Execution Version – Exhibit 2.1

Section 1.gExpress Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 12 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING AN INDEMNIFYING PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PARTY OR THE MEMBERS OF THE INDEMNIFIED PARTY’S GROUP. EACH PARTY REPRESENTS TO THE OTHER PARTY (A) THAT SUCH PARTY HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT SUCH PARTY WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT SUCH PARTY FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
Section 1.hIndemnity Holdback.
(i)At Closing, notwithstanding any other provision of this Agreement to the contrary, as security in support of the indemnification obligations of Seller pursuant to Section 12.3, the Escrow Agent shall retain the Deposit (such amount, the “Indemnity Holdback Amount”) in the Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement for a period commencing on the Closing Date and ending on the date that is twelve (12) months following the Closing Date (the “Holdback Expiration Date”). Upon the final determination of the amount of any Damages, if any, payable to Purchaser pursuant to this Article 12 for any breach by Seller of its obligations under this Agreement, Seller and Purchaser shall promptly (and in any event within three (3) Business Days after such final determination), deliver to the Escrow Agent written instructions directing the Escrow Agent to disburse to Purchaser from the Indemnity Holdback Amount an amount equal to all or a stipulated amount of such alleged Damages, if any, to which it has been finally determined that Purchaser is entitled.
(ii)Promptly following the date that is six (6) months following the Closing Date (the “Interim Holdback Release Date”) (but in no event more than three (3) Business Days thereafter), each of Purchaser and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller in accordance with the Escrow Agreement from the Indemnity Holdback Amount, an amount equal to (i) fifty percent (50%) of the original Indemnity Holdback Amount, less (ii) all amounts to which Purchaser is entitled as set forth in any joint written instructions delivered by Purchaser and Seller pursuant to Section 12.8(a) that have not yet been released by the Escrow Agent to Purchaser, less (iii) all undisbursed or unpaid alleged Damages for which Purchaser in good faith has made a timely good faith claim for indemnification pursuant to this Article 12 with respect to any breach by Seller of this Agreement prior to the Interim Holdback Release Date, and which claim has not been finally determined as of the Interim Holdback Release Date.
(iii)Promptly after the Holdback Expiration Date (but in no event more than three (3) Business Days thereafter), each of Purchaser and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller in accordance with the Escrow Agreement from the Indemnity Holdback Amount, an amount equal to the remainder, if any, of (i) the Indemnity Holdback Amount, less (ii) all amounts to which Purchaser is entitled as set forth in any joint written instructions delivered by Purchaser and Seller pursuant to Section 12.8(a) that have not yet been released by the Escrow Agent to Purchaser, less (iii) all undisbursed or unpaid alleged Damages for which Purchaser in good faith has made a timely good faith claim for indemnification pursuant to this Article 12 with respect to

Execution Version – Exhibit 2.1

any breach by Seller of this Agreement prior to the Holdback Expiration Date, and which claim has not been finally determined as of the Holdback Expiration Date. In the event any portion of the Indemnity Holdback Amount is not released as set forth in the immediately preceding sentence as a result of Damages for which Purchaser has made a timely claim for indemnification pursuant to this Article 12 and which claim has not been finally determined as of the Holdback Expiration Date, Purchaser and Seller shall, within three (3) Business Days following the final determination of any such outstanding claims, instruct the Escrow Agent to disburse (A) any amounts to which Purchaser is entitled based upon the final determination of such claim to Purchaser and (B) after giving effect to clause (A), the then-remaining balance of the Escrow Account to Sellers.
(iv)The Parties shall issue such joint written notices, and otherwise take such actions, as may be reasonably necessary from time to time to cause the Escrow Agent to distribute amounts in the Escrow Account in accordance with this Section 12.8. Purchaser and Seller shall each bear fifty percent (50%) of all fees and costs charged by the Escrow Agent associated with the Escrow Account.
(v)Notwithstanding anything to the contrary set forth in this Agreement, the rights of each member of the Purchaser Group to indemnification (and Seller’s obligations with respect thereto) under Section 12.3 (as limited by the terms of this Article 12) shall be satisfied first (i) from the Indemnity Holdback Amount until the balance of the Indemnity Holdback Amount equals zero dollars ($0.00) and second (ii) by Seller.
Article 13
MISCELLANEOUS
Section 1.aNotices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

Execution Version – Exhibit 2.1

To Seller:	Pecos Oil & Gas, LLC 1455 West Loop South Suite 230 Houston, Texas 77027 E-mail: justin@ciboloenergy.com Attention: Justin Teltschik

with a copy (that shall not constitute Notice) to each of the following:	Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

To Purchaser:	Riley Exploration Permian, Inc. 29 E. Reno Avenue Suite 500 Oklahoma City, Oklahoma 73104 Attn: Kevin Riley Philip Riley Email: kevin@rileypermian.com philip@rileypermian.com

with a copy (that shall not constitute Notice) to:	Kirkland & Ellis LLP 609 Main Street, 47th Floor Houston, Texas 77002 Attn: Rahul D. Vashi, P.C. R.J. Malenfant Email: rahul.vashi@kirkland.com rj.malenfant@kirkland.com

Notice shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 1.bGoverning Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any (A) Title Defect, Defect Amount attributable to any Title Defect, Title Benefit or Title Benefit Amount or with respect to conveyancing matters as to any Asset, the Laws of the State where such Asset is located shall govern and control such determination, and (B) Environmental Defect and/or Defect Amount attributable to any Environmental Defect, the Laws of United States of America and the state where the applicable Assets are located shall govern and control such determination.

Execution Version – Exhibit 2.1

Section 1.cVenue and Waiver of Jury Trial.
(i)Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.4, Section 2.5, Section 2.7, or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.6(b)), or the scope, interpretation, and effect of this Article 13 or the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts (which shall be resolved exclusively in accordance with Section 3.2(i)), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas, County of Harris, City of Houston, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas in Houston, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas, County of Harris, City of Houston, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas in Houston, Texas. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas, County of Harris, City of Houston or the United States District Court for the Southern District of Texas in Houston, Texas with the same force and effect as if such service had been made within the State of Texas, County of Harris, City of Houston or the United States District Court for the Southern District of Texas in Houston, Texas. Notwithstanding anything herein to the contrary, (i) each Party hereto acknowledges and irrevocably agrees that any proceeding, whether in contract or tort, at law or in equity or otherwise, to which any Financing Related Party is a party that arises out of, or relates to, the transactions contemplated hereby and the other documents executed in connection herewith, the transactions contemplated by the Commitment Letter or the performance of services thereunder or related thereto shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state and (ii) each of the Parties agrees (A) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Related Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the transactions contemplated by the Commitment Letter or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of a state or federal court sitting in the borough of Manhattan within the city of New York and the appellate courts thereof, (B) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts, other than a state or federal court sitting in the borough of Manhattan within the city of New York, (C) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (D) that any such claim, controversy or dispute shall be governed by, and construed in accordance with, the laws of the State of New York, and (E) that a final judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable legal requirements.
(ii)To the extent that either Party or any of its Affiliates has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates)

Execution Version – Exhibit 2.1

hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 13.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Harris County, City of Houston, or the United States District Court for the Southern District of Texas in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County, City of Houston, or the United States District Court for the Southern District of Texas in Houston, Texas.
(iii)The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.
(iv)EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE, LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT, THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).
Section 1.dHeadings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Seller and Purchaser have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
Section 1.eWaivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof only by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this

Execution Version – Exhibit 2.1

Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.
Section 1.fSeverability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of Law or public policy, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 1.gAssignment. Except as provided in Section 10.4, no Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void; provided that Purchaser (a) may assign all or a portion of its rights and obligations under this Agreement to an Affiliate of Purchaser (including the right to take assignment of all or a portion of the Assets at Closing) without the prior written consent of Seller, in which case Purchaser and such Affiliate shall be jointly and severally liable for the performance of Purchaser’s obligations under this Agreement and (b) Purchaser may assign its rights hereunder or under any instrument executed or delivered in connection herewith for purposes of creating a security interest herein or therein or otherwise assigning such rights as collateral security to the Financing Sources in connection with the Financing. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
Section 1.hEntire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.8.
Section 1.iAmendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification; provided that, notwithstanding anything to the contrary contained herein, Section 7.15, Section 13.3, Section 13.7, this Section 13.9, Section 13.10, Section 13.11, and Section

Execution Version – Exhibit 2.1

13.16 (and (x) any defined term used in any of the foregoing provisions and (y) any other provision of this Agreement, in each case, to the extent an amendment, modification, waiver or termination of such defined term or provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Financing Related Party without the prior written consent of the Financing Sources.
Section 1.jNo Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 7.1, Section 10.4, Article 12, Section 13.11 and Section 13.13, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 12.5(b); provided, that that the Financing Sources may enforce on behalf of the Financing Related Parties (and each is an intended third party beneficiary of) the provisions of Section 7.15, Section 13.3, Section 13.7, Section 13.9, this Section 13.10, Section 13.11, and Section 13.16 (and any defined term used in any of the foregoing provisions).
Section 1.kNon-Recourse Persons. The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, Cibolo Energy Partners, any investment fund managed by Cibolo Energy Partners or any of their respective Affiliates, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, financing sources or Affiliates (other than any of the Parties) and any Financing Related Party), of either Party (excluding, in each case, Seller and Purchaser, and subject to such exclusion, each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and the other Party hereby waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group or Seller Group, as applicable, to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of the Transaction Documents or the transactions contemplated thereunder. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 13.11.
Section 1.lLimitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH

Execution Version – Exhibit 2.1

THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.
Section 1.mDeceptive Trade Practices Act. Purchaser certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Purchaser is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS AND (c) PURCHASER SHALL DEFEND AND INDEMNIFY THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE PURCHASER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
Section 1.nTime of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 1.o Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. .Pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
Section 1.pNo Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein, Seller and its Affiliates agree on behalf of themselves and their respective Affiliates that none of the Financing Related Parties shall have any liability or obligation to Seller and its Affiliates or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Financing), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Commitment Letter) or otherwise. This Section 13.16 is intended to benefit and may be enforced by Purchaser, its Affiliates, and the Financing Sources providing the Financing (and each such Person shall be a third party beneficiary of this Section 13.16) and shall be binding on all the respective successors and permitted assigns of Seller and its Affiliates.
[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

Execution Version – Exhibit 2.1

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

PECOS OIL & GAS, LLC

Name:	/s/ Justin Teltschik
By: Justin Teltschik
Title: Managing Partner

Signature Page to Purchase and Sale Agreement

Execution Version – Exhibit 2.1

PURCHASER:

RILEY EXPLORATION - PERMIAN, LLC,

Name:	/s/ Bobby Riley
By: Bobby Riley
Title: Chief Executive Officer and Chairman

Signature Page to Purchase and Sale Agreement

Execution Version – Exhibit 2.1

EXHIBITS
Exhibit A    Assets
Exhibit A-1    Leases
Exhibit A-2    Wells
Exhibit A-3    Rights of Way
Exhibit A-4    Realty Interests
Exhibit A-5    Future Locations
Exhibit A-6    Inventory
Exhibit A-7    Vehicles
Exhibit B    Forms of Conveyances
Exhibit B-1    Form of Recordable Conveyance
Exhibit B-2    Form of Omnibus Conveyance
Exhibit C    Form of Letter in Lieu
Exhibit D    Form of Closing Certificates
Exhibit D-1    Form of Seller Closing Certificate
Exhibit D-2    Form of Purchaser Closing Certificate
Exhibit E    Form of Resignation of Operator
Exhibit F    Form of Transition Services Agreement
Exhibit G    Form of Standstill Agreement

Exhibits
1

Execution Version – Exhibit 2.1

DISCLOSURE SCHEDULES
Neither these Schedules nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in the Agreement, and neither these Schedules nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Seller in the Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedules to the extent it is clearly relates or is applicable to, or is (or would be) properly disclosed under, such other Schedule or the section of the Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of the Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in the Agreement may not make reference to a Schedule. Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. The fact that any item of information is contained herein is not an admission of liability under any applicable Law, and does not mean that such information is required to be disclosed in or by the Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Person shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter not described herein or included in these Schedules is or is not material for purposes of the Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” or any similar qualification in the Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Person shall use the setting forth or the inclusion of any such item or matter in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter described or not described herein or included or not included in these Schedules is or is not in the ordinary course of business for purposes of the Agreement.
Headings have been inserted in these Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement. Where a reference is made to a section or exhibit, such reference shall be to a section of or exhibit to the Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in these Schedules, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
The following Schedules constitute Disclosure Schedules:
Schedule 1.1(a)    Designated Area
Schedule 1.1(b)    Excluded Assets
Schedule 1.1(c)    Seller Knowledge Persons
Schedule 1.1(d)    Subject Formations
Schedule 2.8    Allocated Values
Schedule 4.4    No Conflicts
Schedule 4.6    Litigation
Schedule 4.8    Taxes
Disclosure Schedules
1

Execution Version – Exhibit 2.1

Schedule 4.9    Compliance with Laws
Schedule 4.10(a)    Material Contracts
Schedule 4.10(b)    Certain Material Contract Matters
Schedule 4.11    Consents and Preferential Rights
Schedule 4.12    Outstanding Capital Commitments
Schedule 4.13     Payment Matters
Schedule 4.14    Imbalances
Schedule 4.15    Wells
Schedule 4.16    Credit Support
Schedule 4.18    Environmental Matters
Schedule 7.2    Operation of Business
Schedule 9.2(i)    Standstill Agreement Individuals
Schedule 11.2    Termination Provisions
Schedule PC    Property Costs
Schedule PE    Permitted Encumbrances

Disclosure Schedules
2